UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a party other than the Registrant   ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

                  VITACOST.COM INC.
(Name of Registrant as Specified in its Charter)

_____________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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VITACOST.COM INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 9, 2010

To Our Stockholders:

The Annual Meeting of Stockholders of Vitacost.com Inc., a Delaware corporation, will be held at 8:30 a.m., local time, on Thursday, December 9, 2010, at our facility located at 840 Pilot Road, Las Vegas, Nevada, for the following purposes:

1.           To elect seven directors nominated by our Board of Directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.

2.           To approve and adopt the Vitacost.com Inc. 2010 Incentive Compensation Plan.

3.           To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Our Board of Directors has fixed the close of business on November 9, 2010 as the record date for the determination of holders of record of our common stock entitled to notice of, and to vote at, the meeting or any adjournment(s) or postponement(s) thereof.  A list of our stockholders as of the record date will remain open for inspection during ordinary business hours beginning 10 days prior to the meeting at the address of our executive offices set forth in the proxy statement accompanying this notice and will remain open for inspection during the meeting.

All stockholders are cordially invited to attend the meeting and vote in person.  Whether or not you plan to attend the meeting, and regardless of the number of shares of common stock you own, you are requested to sign, date and return the enclosed proxy card promptly.  A return envelope, which requires no postage if it is mailed in the United States, is enclosed for your convenience.  You may vote in person at the meeting even if you have previously given your proxy.

Please read carefully and in its entirety the enclosed proxy statement, which explains the proposals to be considered by you and acted upon at the meeting.

Sincerely,

Michael A. Kumin
Interim Chairman of the Board

Boca Raton, Florida
November 9, 2010

ALL HOLDERS OF RECORD OF OUR COMMON STOCK (WHETHER YOU INTEND TO ATTEND
THE MEETING OR NOT) ARE STRONGLY ENCOURAGED TO PROMPTLY COMPLETE, SIGN,
DATE AND RETURN THE PROXY CARD OR VOTING INSTRUCTION FORM ENCLOSED WITH
THE ACCOMPANYING PROXY STATEMENT.

TABLE OF CONTENTS

PROPOSAL TWO: PROPOSAL TO APPROVE AND ADOPT THE VITACOST.COM INC. 2010 INCENTIVE COMPENSATION PLAN	47
Background	47
Purpose	47
Shares Available for Awards; Annual Per-Person Limitations	47
Eligibility	48
Administration	48
Stock Options and Stock Appreciation Rights	48
Restricted and Deferred Stock	49
Dividend Equivalents	49
Bonus Stock and Awards in Lieu of Cash Obligations	49
Other Stock-Based Awards	49
Performance Awards	49
Other Terms of Awards	50
Acceleration of Vesting; Change in Control	50
Amendment and Termination	51
Federal Income Tax Consequences of Awards	52
New Plan Benefits	55
Approval by Our Stockholders of the 2010 Plan	55
AUDITOR FEES AND SERVICES	56
Audit Fees	56
Audit Committee Pre-Approval Policy	56
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR OUR 2010 ANNUAL MEETING OF STOCKHOLDERS AND OUR 2011 ANNUAL MEETING OF STOCKHOLDERS	57
OTHER MATTERS	58

Appendix A	A-1

VITACOST.COM INC.
5400 Broken Sound Blvd., NW, Suite 500
Boca Raton, Florida 33487

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
December 9, 2010

This proxy statement is being furnished to all holders of record, as of November 9, 2010, of the common stock of Vitacost.com Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for our Annual Meeting of Stockholders to be held at our facility located at 840 Pilot Road, Las Vegas, Nevada, on Thursday, December 9, 2010, at 8:30 a.m., local time, and at any adjournment(s) or postponement(s) of the meeting, solely for the purposes stated in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.  If you need directions to the location of the meeting, please call our investor relations department at (561) 982-4180.

Our principal executive office is located at 5400 Broken Sound Blvd., NW, Suite 500, Boca Raton, Florida 33487.

The approximate date of mailing to stockholders who are entitled to notice of, and to vote at, the meeting of the Notice of Annual Meeting of Stockholders, this proxy statement, the enclosed proxy card and our 2009 Annual Report to Stockholders, is November 10, 2010.

Householding of Annual Meeting Materials

Certain brokers and other nominee record holders may be participating in the practice of “householding” this proxy statement and other proxy materials.  This means that only one copy of this proxy statement and other proxy materials may have been sent to multiple stockholders in a stockholder’s household.  We will promptly deliver additional copies of this proxy statement and other proxy materials to any stockholder who contacts our investor relations department at (561) 982-4180 or at the address of our executive offices set forth in this proxy statement requesting such additional copies.  If a stockholder is receiving multiple copies of this proxy statement and other proxy materials at the stockholder’s household and would like to receive in the future only a single copy of the proxy statement and other proxy materials for a stockholder’s household, such stockholder should contact their broker, other nominee record holder or our investor relations department at (561) 982-4180 or at the address of our executive offices set forth in this proxy statement to request the future mailing of only a single copy of our proxy statement and other proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON DECEMBER 9, 2010

This proxy statement, the form of the proxy card and our Annual Report on Form 10-K for our fiscal year ended December 31, 2009 are available to you at http://investor.vitacost.com.  Stockholders may also obtain a copy of these materials by writing to our investor relations department at the address of our executive offices set forth in this proxy statement.

VOTING AND OTHER MATTERS

Who is Entitled to Vote at the Meeting

Only holders of record of our common stock, par value $0.00001 per share, as of the close of business on November 9, 2010, are entitled to notice of, and to vote at, the meeting.  As of November 9, 2010, there were 27,782,460 shares of our common stock outstanding.  Each outstanding share of our common stock is entitled to one vote upon all matters to be acted upon at the meeting.

How You May Vote

 If, on November 9, 2010, your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a holder of record of our common stock.  As a holder of record of our common stock as of the record date, you may vote by completing, signing and returning by mail the enclosed proxy card in the pre-addressed, postage-paid envelope enclosed for such purpose.  If you are a holder of record of our common stock as of the record date, you may also vote in person by attending the meeting.  Votes at the meeting will be taken by written ballot.  At the commencement of the meeting, we will distribute a written ballot to any stockholder of record who attends the meeting and wishes to vote thereat in person.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.  Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.

If, on November 9, 2010, your shares were held in an account through a broker, bank or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the meeting.  As a beneficial owner of shares held in “street name,” you have the right to direct your broker, bank or other nominee on how to vote the shares in your account.  You should have received a voting instruction form and voting instructions with these proxy materials from that organization rather than from us.  You should follow the instructions provided by that organization to submit your voting instruction form.  Only that organization can sign a proxy card with respect to your shares.  If you have not received a voting instruction form and voting instructions with these proxy materials from that organization, you are urged to contact the person(s) responsible for your account and give them instructions for how to complete a proxy representing your shares so that a proxy can be timely returned on your behalf.  You are also invited to attend the meeting.  However, because you are not a holder of record of our common stock, if you wish instead to vote your shares held in “street name” in person at the meeting, you must obtain a “legal proxy” from your broker, bank or other nominee.

Quorum; Vote Required; Broker Non-Votes and Abstentions

The holders of a majority of the outstanding shares of our common stock as of the record date must be present in person or by proxy at the meeting to constitute a quorum for the transaction of business at the meeting.

Assuming that a quorum is present in person or represented by proxy at the meeting for the transaction of business, the seven director-nominees receiving the most affirmative votes “for” their election (a plurality of votes cast) will be elected to serve as directors of our company.  Stockholders do not have the right to cumulate their votes in the election of directors.  Stockholders can either vote “for” or “withhold” their vote for director-nominees.  Assuming that a quorum is present in person or represented by proxy at the meeting for the transaction of business, the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy at the meeting for the transaction of business is required to approve and adopt of the Vitacost.com Inc. 2010 Incentive Compensation Plan.  Stockholders can vote “for,” “against” or “abstain” from voting to approve and adopt the Vitacost.com Inc. 2010 Incentive Compensation Plan.

A properly executed proxy card marked “withhold” with respect to a director-nominee or “abstain” with respect to the approval and adoption of the Vitacost.com Inc. 2010 Incentive Compensation Plan will not be voted with respect to the election of that director-nominee or the proposal to approve and adopt the Vitacost.com Inc. 2010 Incentive Compensation Plan, respectively, although such “withhold” or “abstain” indications and any “broker non-vote” will be counted for purposes of determining whether there is a quorum present at the meeting for the transaction of business.  As a result, such “withhold” indications and “broker non-votes” will have no effect on the election of any director-nominee because only votes affirmatively cast “for” a director-nominee will be counted towards the election of such director-nominee.  Similarly, “abstain” indications and “broker non-votes” will have no effect on the proposal to approve and adopt the Vitacost.com Inc. 2010 Incentive Compensation Plan because such abstentions and broker non-votes do not represent votes cast “for” or “against” such proposal.

Whether or not you plan to attend the meeting in person, if you are a stockholder of record as of the close of business on the record date, please sign, date and return your proxy card as soon as possible.

Important:  If you hold your shares through (i.e., they are registered in the name of) a bank, broker or other nominee in “street name,” but you do not provide the firm that so holds your shares with your specific voting instructions, such firm is only allowed to vote your shares on your behalf in its discretion on “routine” matters; it cannot vote your shares in its discretion on your behalf on any “non-routine” matters.

Under applicable stock exchange rules, at the meeting, the election of directors and the proposal to approve and adopt the Vitacost.com Inc. 2010 Incentive Compensation Plan are considered “non-routine” matters.  Accordingly, if you do not give specific voting instructions to your bank, broker or other nominee how to vote your shares on your behalf with respect to the election of directors or the proposal to approve and adopt the Vitacost.com Inc. 2010 Incentive Compensation Plan at the meeting, your broker will have no discretionary authority to vote your shares on your behalf with respect to such proposals.  Such “uninstructed” shares are commonly referred to as “broker non-votes” and, although such shares will be counted towards the determination of whether a quorum is present, in person or represented by proxy, at the meeting, with respect to the election of directors and the proposal to approve and adopt the Vitacost.com Inc. 2010 Incentive Compensation Plan, such uninstructed shares (or “broker non-votes”) will have no effect in the election of directors and or in approving and adopting the Vitacost.com Inc. 2010 Incentive Compensation Plan.

Proxy ballots will be received, tabulated and certified at the meeting by the independent inspector of election appointed for the meeting.  The inspector will also determine whether a quorum is present at the meeting.

Revocation of Proxies

If you are a stockholder of record on the record date and have signed, dated and returned to us a proxy card, you may revoke your proxy in your discretion at any time before your proxy is voted at the meeting by:

•	delivering written notice of such revocation to us;

•
attending the meeting and voting in person thereat the shares represented by your proxy (but your attendance at the meeting will not, in and of itself, constitute revocation of your previously granted proxy); or

•	submitting to us a duly executed proxy bearing a later date than the proxy you previously submitted.

If you hold shares in “street name,” you must contact the firm that holds your shares to change or revoke any prior voting instructions.

Voting

When a proxy is properly executed and returned, the persons named as proxies in such proxy will vote the shares for which such persons were thereby appointed in accordance with the voting indications marked thereon by the stockholders.  If, however, such proxy is returned to us but no voting indications are marked thereon, all shares represented by such proxy will be voted by the proxies named therein:  (1) “for” the election of each of the seven director-nominees, (2) “for” the proposal to approve and adopt the Vitacost.com Inc. 2010 Incentive Compensation Plan set forth in this proxy statement and (3) on any other matters as may come before the meeting in the best judgment and discretion of the persons named as proxies.

Solicitation

We will bear the cost of this solicitation.  In addition, we have engaged MacKenzie Partners, Inc. as our proxy solicitor at a fee not expected to exceed $9,000 plus reimbursement of out-of-pocket expenses.  We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock in accordance with the rules of the Securities and Exchange Commission (the “SEC”).  In addition to solicitation of proxies by mail, our directors, officers and employees may, without additional compensation, solicit proxies by means of in-person meetings, telephone calls, mailings of supplemental materials, facsimiles, e-mail and other electronic communications.

Annual Report and Other Matters

Our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, was made available to stockholders with or preceding this proxy statement.  Such 2009 Annual Report to Stockholders contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge to each person being solicited by this proxy statement, upon request, a printed copy of our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended December 31, 2009 as filed with the SEC.  Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for our fiscal year ended December 31, 2009.  All such requests should be directed to our Director of Investor Relations at the address of our executive offices set forth in this proxy statement.

BACKGROUND TO THE 2010 ANNUAL MEETING OF STOCKHOLDERS

On July 7, 2010, we filed a preliminary proxy statement with the SEC in connection with our 2010 Annual Meeting of Stockholders previously scheduled to be held on August 26, 2010.  On May 25, 2010, Great Hill Equity Partners IV, L.P. (“GHEPIV”), and certain of its affiliates, including Michael A. Kumin, who currently serves as the Interim Chairman of our Board of Directors, and Christopher S. Gaffney, who currently serves on our Board (collectively “Great Hill”), filed a Definitive Consent Statement with the SEC in connection with Great Hill’s solicitation of written consents from our stockholders to amend our bylaws, as then in effect, to allow our stockholders to fill any vacancies, however caused, on our Board, to elect Messrs. Gaffney and Kumin and Mark A. Jung and Jeffrey M. Stibel as directors of our company and to remove, without cause, four (now former) members of our Board (the “Consent Solicitation”).  On July 1, 2010, Allen S. Josephs, M.D., our former director who was not removed from our Board pursuant to Great Hill’s Consent Solicitation, resigned from our Board, and as a member of our Compensation Committee.

On July 16, 2010, we announced that Great Hill had delivered to us and our registered agent the requisite written consents from the holders of our outstanding common stock as of the June 2, 2010 record date for Great Hill’s Consent Solicitation to adopt all three of Great Hill’s proposals.  On July 21, 2010, we announced that the independent inspect of election for Great Hill’s Consent Solicitation, IVS Associates, Inc., certified that Great Hill obtained from holders of record of our outstanding common stock as of June 2, 2010 the requisite votes from the holders of approximately 55% of our outstanding common stock to adopt under applicable Delaware law and our Amended and Restated Certificate of Incorporation and our bylaws each of Great Hill’s three proposals.  As a result, all of Great Hill’s proposals took effect as of July 21, 2010 and, among other things, Messrs. Eran Ezra and Stewart L. Gitler and Drs. David N. Ilfeld and Lawrence A. Pabst were removed as members of our Board and Messrs. Gaffney, Kumin, Jung and Stibel were elected as members of our Board.  On July 23, 2010, we announced that our Board voted to delay our 2010 Annual Meeting of Stockholders previously scheduled to be held on August 26, 2010.

On August 3, 2010, we announced the appointment of Jeffrey J. Horowitz to serve as a director of our company until our next annual meeting of stockholders and until his successor is duly elected and qualified.  On August 16, 2010, we announced that we and Ira P. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer and as a member of our Board.  Also on August 16, 2010, we announced the appointment of Mr. Horowitz as our Interim Chief Executive Officer.  In addition, we announced that we had engaged the internationally recognized executive recruitment firm, Spencer Stuart, to work with our Nominating/Corporate Governance Committee and the newly created Executive Search Committee of our Board to identify and interview highly qualified, independent director candidates to further increase the diversity and independence of our Board.  On September 20, 2010, Bobby Birender S. Brar, our Vice President Supply Chain, tendered his resignation.

On October 8, 2010, upon the recommendation of an Ad Hoc Committee of our Board and of our Audit Committee, we entered into a Stockholder Agreement with Great Hill Investors, LLC (“GHI”), Great Hill Equity Partners III, L.P. (“GHEPIII”), and GHEPIV (the “Great Hill Entities”), whereby the Great Hill Entities agreed to various restrictions with respect to the voting, transfer and sale of shares of our common stock they currently own and with respect to any shares they may own in the future in excess of 30% of our outstanding common stock.  In addition, upon the recommendation of our Ad Hoc Committee and of our Audit Committee, we and the Great Hill Entities and certain of their affiliates (each a “Holder” and together, the “Holders”) entered into a Registration Rights Agreement, which provides the Holders with certain demand, incidental and shelf registration rights subject to various exceptions and qualifications.  For a description of the Stockholder Agreement and the Registration Rights Agreement, see “Certain Relationships and Related Party Transactions — Stockholder Agreement with the Great Hill Entities” and “Certain Relationships and Related Party Transactions — Registration Rights Agreement with the Great Hill Entities and Certain of Their Affiliates,” respectively.

On October 11, 2010, we appointed Michael Sheridan as a member of our Board and as Chairman of our Audit Committee.  In addition, on October 11, 2010, we announced that our 2010 Annual Meeting of Stockholders would be held on Thursday, December 9, 2010 at our facility in Las Vegas, Nevada and that in accordance with applicable Delaware law and our bylaws, our Board fixed November 9, 2010 as the record date for holders of our common stock to be eligible to vote at the 2010 Annual Meeting.  We further announced that in accordance with our bylaws, the close of business on October 21, 2010 was the deadline for the submission of stockholder nominations for the election of directors and proposals for any new business to be presented at our 2010 Annual Meeting of Stockholders, and that the deadline for the submission of stockholder proposals pursuant to Rule 14a-8 under the Exchange Act was the close of business on October 25, 2010.

On October 19, 2010, we announced that we terminated Richard P. Smith from his position as our Chief Financial and Accounting Officer and that our Board appointed Stephen E. Markert, Jr. to serve as our interim Chief Financial Officer.

We continue with our previously announced national search for additional, qualified, independent outside directors.  As previously announced, once the search and Board approval process for additional independent directors is completed, we will reconstitute each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of our Board.

We are filing this proxy statement in connection with our 2010 Annual Meeting of Stockholders to be held on December 9, 2010.

As previously announced, we currently expect to convene our 2011 Annual Meeting of Stockholders in the spring of 2011.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors.  The number of directors currently is fixed at seven.  Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are duly elected and qualified.

Seven directors have been nominated by our Board of Directors for election at this meeting.  Unless otherwise instructed, the shares represented by validly submitted proxies will be voted for the election of each of the below-listed Board nominees to serve as directors.  The below-listed Board nominees have consented to be named in this proxy statement and to serve as company directors, if elected.  Our Board of Directors has no reason to believe that any of such nominees will not be candidates or will be unable or will decline to serve as company directors if they are elected at the meeting.  However, in the event that any of the nominees should become unable or unwilling to serve as a company director, the form of proxy will be voted “for” the election of such substitute nominees, if any, as shall be designated by the remaining incumbent directors of our Board to fill the vacancy.  In such event, we intend to supplement this proxy statement to identify the substitute nominees, if any, and provide other relevant information regarding such nominees as required by applicable securities laws.

Our Board of Directors recommends a vote “for” each of the nominees listed below.

The following table sets forth certain information regarding the nominees for directors of our company:

Term to Expire in 2011

Name	Age	Position	Year First Became a Director
Christopher S. Gaffney(2)(3)	47	Director	2010
Jeffrey J. Horowitz	63	Interim Chief Executive Officer and Director	2010
Mark A. Jung(1)(2)	49	Director	2010
Michael A. Kumin(2)(3)	38	Interim Chairman of the Board	2010
Michael Sheridan(1)	46	Director	2010
Jeffrey M. Stibel(1)(3)	37	Director	2010
Robert G. Trapp, M.D.(1)	60	Director	2007

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee
(3)  Member of the Nominating/Corporate Governance Committee

Christopher S. Gaffney has served as a Director of our company since July 2010.  Mr. Gaffney is a Managing Partner with, and one of the co-founders of, Great Hill Partners, LLC (“GHP”), a Boston-based investment firm.  Mr. Gaffney has been a Managing Partner at GHP since its founding in 1998, and in such position he shares responsibility for the general management, investment policy, fund raising and investor relations at GHP.  Mr. Gaffney also continues to actively pursue new investments and manage portfolio companies.  Prior to GHP, Mr. Gaffney served as an Associate, Principal and General Partner for Media/Communications Partners, a predecessor organization to GHP.  Mr. Gaffney began his career as a commercial lending officer for the First National Bank of Boston in the specialized media lending unit.  Mr. Gaffney has served on the Board of Directors of LECG Corporation, a publicly-traded provider of professional services, since December 2009.  Mr. Gaffney previously served on the Boards of Directors of Spark Networks from November 2006 to October 2007, Incentra Solutions, Inc., a provider of information technology services that, at the time of Mr. Gaffney’s service, traded on the OTC Bulletin Board, from August 2004 to July 2005, and Haights Cross Communications, Inc., an educational and library publisher with publicly-registered debt, from March 1997 to September 2007.  Mr. Gaffney serves and has served on the Boards of Directors of numerous private companies, including BuscaPé.com and IGN.  Mr. Gaffney is a summa cum laude graduate of Boston College with a degree in Accounting and Economics.  We believe Mr. Gaffney’s extensive experience in all phases of the lifecycles of growth companies, with a particular emphasis on companies in the media, Internet, and business and consumer services sectors, gained as a Managing Partner at a well-known investment firm with $2.7 billion under management and his membership on numerous public and private company boards of directors provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our Board of Directors.

Jeffrey J. Horowitz has served as Interim Chief Executive Officer and a Director of our company since August 2010.  Mr. Horowitz provided consulting serves to our company in August 2010 prior to being appointed Interim Chief Executive Officer.  Over the five years prior to joining our company, Mr. Horowitz was pursuing personal interests.  Mr. Horowitz founded Vitamin Shoppe, Inc. in 1977 and served as its President and Chief Executive Officer from 1977 to January 2000, during which time he oversaw the retail expansion from one store in 1977 to over 200 stores in 11 states.  In addition, Mr. Horowitz expanded Vitamin Shoppe’s business by establishing a catalog to solicit mail order sales in 1981 and pioneered the online vitamin sales industry in 1998 with the launch of VitaminShoppe.com.  Mr. Horowitz also led Vitamin Shoppe during its initial public offering on The NASDAQ Stock Market in 1999.  Mr. Horowitz served as President and Chief Executive Officer of VitaminShoppe.com, Inc. from July 1999 to January 2000.  Mr. Horowitz served as Chairman of the Board of Directors of VitaminShoppe.com, Inc. from June 1999 to January 2000, as a Director of VitaminShoppe.com, Inc. from May 1999 to 2007 and as a Director of Vitamin Shoppe Industries Inc. from its inception to 2007.  We believe Mr. Horowitz’s knowledge and valuable insight into the health and wellness industry, his experience as the Chief Executive Officer of Vitamin Shoppe, Inc. and his service on several boards of directors provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our Board of Directors.

Mark A. Jung has served as a Director of our company since July 2010.  Mr. Jung is an independent Internet industry consultant.  From December 2007 to November 2008, Mr. Jung was the Chief Executive Officer of VUDU, Inc., a provider of interactive TV services.  From November 2006 to December 2007, Mr. Jung was an independent Internet industry consultant.  From January 2006 to November 2006, Mr. Jung was the Chief Operating Officer of Fox Interactive Media, a broad-based Internet media group that is part of News Corporation, and from January 1999 to January 2006, he was the Chief Executive Officer of IGN.  From July 1997 to January 1999, Mr. Jung was an independent industry consultant to various companies.  From February 1992 to July 1997, Mr. Jung co-founded and served as Chief Executive Officer and a director of Worldtalk Communications Corporation, an Internet security company.  Mr. Jung previously served on the Boards of Directors of 3PAR, Inc., a publicly-traded provider of data storage systems built for utility computing and the virtual datacenter, from January 2007 until the company’s acquisition by Hewlett Packard in September 2010, and Limelight Networks, Inc., a publicly-traded provider of high-performance content delivery network services, from April 2007 to May 2008.  Mr. Jung serves and has served on the boards of directors of numerous private companies.  Mr. Jung holds a B.S. in Electrical Engineering from Princeton University and an M.B.A. from Stanford University.  We believe Mr. Jung’s extensive breadth of knowledge and valuable insight gained as a Chief Executive Officer with two publicly-traded technology companies and a senior executive with several other Internet-focused businesses, his operational experience at both large and small, and early and late stage, technology and Internet-focused businesses and his membership on numerous public and private company boards of directors provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our Board of Directors.

Michael A. Kumin has served as Interim Chairman of the Board of our company since July 2010.  Mr. Kumin is a Partner with GHP, a Boston-based investment firm.  Mr. Kumin has served in a number of positions since joining GHP in 2002, and is presently a Partner responsible for originating and evaluating investment opportunities in the media, Internet, software, and business and consumer services sectors.  Prior to joining GHP, Mr. Kumin held various executive and investing positions, including roles at both Apollo Management, L.P. and Goldman, Sachs, L.P.  Mr. Kumin has served on the Board of Directors of Spark Networks since June 2006.  Mr. Kumin serves and has served on the Boards of Directors of numerous private Internet companies, including BuscaPé.com and IGN Entertainment.  Mr. Kumin graduated with honors from the Woodrow Wilson School of Public & International Affairs at Princeton University with a Bachelor of Arts.  We believe Mr. Kumin’s extensive experience as a board member of both public and private growth-oriented technology companies, his knowledge of the media, Internet, software, and business and consumer services sectors, and his wealth of expertise, particularly in the areas of strategy, mergers and acquisitions, and corporate finance, provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our Board of Directors.

Michael Sheridan has served as a Director of our company since October 2010.  Mr. Sheridan has over 20 years of experience working in the high technology and internet industries.  Most recently Mr. Sheridan was Chief Financial Officer of Mimosa Systems, Inc., an email archiving software company that was acquired by Iron Mountain, Inc. in February 2010.  Prior to Mimosa Systems, Mr. Sheridan served as Chief Financial Officer for numerous technology and internet companies including:  Playlist, Inc., Facebook, Inc., IGN Entertainment, Inc. and SonicWall, Inc.  Mr. Sheridan has also served on the Board of Directors of 3PAR, Inc., a publicly-traded provider of data storage systems built for utility computing and the virtual datacenter, which was acquired by Hewlett Packard in September 2010.  We believe Mr. Sheridan’s extensive experience working in the high technology and internet industries, his financial and accounting expertise as the Chief Financial Officer for numerous technology and internet companies, and his membership on the board of directors of a publicly-traded company provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our Board of Directors.

Jeffrey M. Stibel has served as a Director of our company since July 2010.  Mr. Stibel is the Chairman, President and Chief Executive Officer of the Dun & Bradstreet Credibility Corp., and has served in such capacity since August 2010.  From September 2009 to August 2010, Mr. Stibel served as the Chief Executive Officer of Stibel Solutions, assets of which were sold to Dun & Bradstreet Credibility Corp.  From September 2005 to September 2009, Mr. Stibel was the President of Web.com Group, Inc., and President and Chief Executive Officer of its predecessors, Web.com, Inc. (NASDAQ: WWWW) and Interland, Inc. (NASDAQ: INLD).  Mr. Stibel is the author of Wired for Thought:  How the Brain Is Shaping the Future of the Internet (Harvard Business Press, 2009).  Mr. Stibel has served on the board of directors of Autobytel Inc. (NASDAQ: ABTL) since December 2006 and previously served on the boards of directors of Web.com Group, Inc. and its predecessors Website Pros, Inc., Web.com, Inc. and Interland, Inc. (all of which are or were publicly-traded providers of technology solutions) from August 2005 to September 2009.  In the past five years, Mr. Stibel serves or has served on the boards of directors of ZEO, Inc.; The Search Agency, Inc.; Braingate, LLC; EdgeCast, Inc.; and Stibel Solutions, LLC; and Mr. Stibel currently serves on the boards of Brown University’s Entrepreneurship Program and Tufts University’s Gordon Center for Leadership.  We believe Mr. Stibel’s experience as a founder and senior executive of several Internet-focused businesses, his service on the boards of directors of numerous venture-backed and publicly-traded growth companies and his wealth of operational and strategic expertise in the Internet sector, particularly in the areas of customer acquisition and direct marketing, provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our Board of Directors.

Robert G. Trapp, M.D. has served as a Director of our company since April 2007.  Dr. Trapp is also a member of our scientific advisory board.  Dr. Trapp has maintained a private practice in rheumatology in Springfield, Illinois since 1989.  Dr. Trapp was a faculty member at Southern Illinois University School of Medicine from 1981 to 1989 where he served as Chief of the Division of Rheumatology.  Dr. Trapp has been a principal investigator in more than 125 phase I, II and III clinical trials evaluating new therapies in the treatment of rheumatological diseases.  Dr. Trapp is board certified in internal medicine and rheumatology.  Dr. Trapp is a Fellow of the American College of Physicians and a member of the American College of Rheumatology.  Dr. Trapp received a Bachelor of Arts from Earlham College and his M.D. from Northwestern University School of Medicine.  We believe Dr. Trapp’s prior service with our company, his extensive medical knowledge of our products and his medical expertise provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our Board of Directors.

Mr. Sheridan was recommended by Mr. Jung, our director.

There are no family relationships among any of our directors, director-nominees or executive officers.

Executive Officers

The following table sets forth certain information regarding our executive officers:

Name	Age	Position	Year First Became an Executive Officer
Jeffrey J. Horowitz	63	Interim Chief Executive Officer and Director	2010
Stephen E. Markert, Jr.	59	Interim Chief Financial Officer	2010
Sonya L. Lambert	45	Chief Marketing Officer	2004
Robert D. Hirsh	51	Vice President Information Technology and Chief Information Officer	2008
Mary L. Marbach	43	General Counsel	2009

Jeffrey J. Horowitz was appointed Interim Chief Executive Officer and a Director of our company in August 2010.  Mr. Horowitz’s biographical information is listed above under the heading, “Election of Directors ― Nominees.”

Stephen E. Markert, Jr. has served as Interim Chief Financial Officer of our company since October 2010.  Mr. Markert has more than 35 years of financial experience, primarily in public companies and was most recently with Tatum, LLC, a national financial services firm providing interim Chief Financial Officer services.  Mr. Markert was a Partner at Tatum for over three years, and served as interim Chief Financial Officer at Jet Plastica, a $150 million private equity owned manufacturing and distribution company, and at Foamex International, a $1.2 billion public manufacturing company, among other clients.  Prior to that, from 1995 to 2005, Mr. Markert served as Vice President Finance, Chief Financial Officer at C&D Technologies, Inc., a $500 million global manufacturer and distributor where he directed a multi-national finance and IT staff.  Mr. Markert is a CPA and holds a B.S. in Accounting and an M.B.A. in Finance from LaSalle University.

Sonya L. Lambert has served as Chief Marketing Officer of our company since March 2010.  From December 2004 through February 2010, Ms. Lambert served as our Vice President Marketing.  Ms. Lambert joined us in March 2003 as Director of Marketing.  From April 1999 through September 2001, Ms. Lambert was the Director of Marketing, Online Programs for Gerald Stevens, Inc. and was a Senior Marketing Manager for SportsLine.com from 1995 to 1999.  Ms. Lambert left the industry from September 2001 through March 2003 to pursue personal interests.  She is responsible for the development and execution of eCommerce and catalog marketing strategies.  Ms. Lambert received a B.S. in Communications from the University of Florida.

Robert D. Hirsch has served as Vice President Information Technology and Chief Information Officer of our company since September 2008.  Mr. Hirsch is responsible for the strategic and operational management of our technology.  Mr. Hirsch also provides leadership in the development, implementation and governance of our information systems and operational infrastructure.  From 2006 to 2008, Mr. Hirsch served as Vice President of Application Development for JM Solutions, a division within JM Family Enterprises, a privately-held $10 billion diversified automotive company.  From 2004 to 2006, Mr. Hirsch served as Vice President and Chief Information Officer of QEP Corporation, a publicly-traded manufacturer, marketer and distributor of flooring tools and accessories for the home improvement and professional installer markets.  Prior thereto, Mr. Hirsch served as Director of Technology for Vision Care Holdings, LLC; a Managing Director of PricewaterhouseCoopers; and a Vice President of Citicorp.  Mr. Hirsch earned his Masters of Science in Information Technology from Barry University and received his undergraduate degree in Computer Science from the University of Miami.

Mary L. Marbach was appointed General Counsel of our company in December 2009.  Ms. Marbach has been an attorney at our company since July 2009.  Prior to joining our company, Ms. Marbach was Senior Transactional Counsel at Imperial Finance and Trading, LLC in Boca Raton, Florida.  Ms. Marbach was an associate at Greenberg Traurig, LLP in its Corporate & Securities Group in Boca Raton, Florida from 2002 through 2004.  Prior to that, she was an associate at Morrison & Foerster, LLP in its Corporate & Securities Group in Palo Alto, California.  Ms. Marbach has a B.S. from Syracuse University, an M.B.A. from the University of Miami and a J.D. from Boston University School of Law.  Ms. Marbach is a member of the State Bar of California and the State Bar of Florida.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Gaffney, Jung, Kumin, Sheridan and Stibel, and Dr. Trapp currently is an independent director, as “independence” is defined by NASDAQ listing standards and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director.  Mr. Horowitz is an employee director.  Each of Drs. Ilfeld, Josephs and Pabst and Messrs. Ezra and Gitler was an independent director during our fiscal year ended December 31, 2009.  Mr. Kerker was an employee director during our fiscal year ended December 31, 2009.

Board Committees

Our Board of Directors directs the management of our business and affairs, in accordance with applicable Delaware law, and conducts its business through meetings of our Board of Directors and standing committees.  Our Board of Directors currently has an Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.  Our Board of Directors may establish other committees to facilitate the management of our business.

Our Board of Directors has adopted charters for our Audit, Compensation and Nominating/Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors.  Our Board of Directors has also adopted a Code of Conduct and Ethics.  We post on our website, at http://investor.vitacost.com, the charters of our Audit, Compensation and Nominating/Corporate Governance Committees; our Code of Conduct and Ethics, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or NASDAQ regulations.  These documents are also available in print to any stockholder requesting a copy in writing from our Director of Investor Relations at the address of our executive offices set forth in this proxy statement.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various Board committees, by submitting a letter addressed to the Board of Directors of Vitacost.com Inc. c/o any specified individual director or directors to our corporate office.  Any such letters are sent to the indicated directors.

Audit Committee

Our Audit Committee consists of Messrs. Jung, Sheridan and Stibel and Dr. Trapp and has an Audit Committee Charter.  During our fiscal year ended December 31, 2009, our Audit Committee consisted of Mr. Ezra and Drs. Trapp and Ilfeld.  Our Board of Directors has determined that each member of the Audit Committee, during our fiscal year ended December 31, 2009 and currently, satisfies the independence requirements of The NASDAQ Stock Market and meets the requirements for financial literacy under the requirements of The NASDAQ Stock Market and SEC rules and regulations.  Mr. Sheridan serves as the Chairman of this committee.  Our Board of Directors has determined that each of Messrs. Jung and Sheridan qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC.  Our Board of Directors determined that Mr. Ezra qualified as an “audit committee financial expert” during our fiscal year ended December 31, 2009.  Messrs. Jung, Sheridan and Stibel and Dr. Trapp are, and during our fiscal year ended December 31, 2009 Mr. Ezra was, independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.  Dr. Ilfeld was not independent with the meaning of Rule 10A-3(b)(1) during our fiscal year ended December 31, 2009.  The test for independence under Rule 10A-3(b)(1) for the Audit Committee is different than the general test for independence of Board and committee members.

The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	appointing, compensating, retaining and overseeing the work of our independent auditors;

•	pre-approving audit and non-audit services of our independent auditors;

•
reviewing our audited financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•
reviewing the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing us audit services; and

•	reviewing all related-party transactions for approval.

Both our independent auditors and internal financial personnel meet regularly with our Audit Committee and have unrestricted access to this committee.

Compensation Committee

Our Compensation Committee consists of Messrs. Gaffney, Jung and Kumin.  During our fiscal year ended December 31, 2009, our Compensation Committee consisted of Drs. Trapp, Pabst and Josephs.  Our Board of Directors has determined that the committee members, during our fiscal year ended December 31, 2009 and currently, satisfy the independence requirements of The NASDAQ Stock Market.  Each member of this committee, during our fiscal year ended December 31, 2009 and currently, also qualifies as a non-employee director, as defined by Rule 16b-3 under the Exchange Act.  Messrs. Gaffney, Jung and Kumin qualify, and during our fiscal year ended December 31, 2009 Drs. Pabst and Trapp qualified, as outside directors, as defined by Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).  Dr. Josephs did not qualify as an outside director within the meaning of Section 162(m) of the Code because, from time to time during our fiscal year ended December 31, 2009, he provided consulting services to us and was paid compensation for providing such services.  The test for being an outside director is different than the general test for independence of Board and committee members and the test for being a non-employee director under Rule 16b-3 under the Exchange Act.  Mr. Kumin serves as the Chairman of this committee.  The functions of this committee include:

•
reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans; and

•	exercising authority under our equity incentive plans.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee consists of Messrs. Gaffney, Kumin and Stibel.  During our fiscal year ended December 31, 2009, our Nominating/Corporate Governance Committee consisted of Drs. Pabst, Ilfeld and Josephs and Mr. Gitler.  Our Board of Directors has determined that the committee members, during our fiscal year ended December 31, 2009 and currently, satisfy the independence requirements of The NASDAQ Stock Market.  Mr. Kumin serves as Chairman of this committee.  The functions of this committee include:

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of our Board of Directors;

•	developing guidelines for Board composition;

•
recommending processes for annual evaluations of the performance of our Board of Directors, the Chairman of the Board, whether interim or permanent, and our Chief Executive Officer, whether interim or permanent; and

•	reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance.

Our Board of Directors periodically reviews the diversity of specific skills and characteristics necessary for the optimal functioning of our Board in its oversight of our company.  Our Nominating/Corporate Governance Committee assesses the skill areas currently represented on our Board of Directors against the target skill areas, as well as recommendations of directors regarding skills that could improve the overall quality and ability of our Board to carry out its function.  Our Nominating/Corporate Governance Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary.

Our Nominating/Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s Secretary at the address of our executive offices set forth in this proxy statement.  Our Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate.  Specific qualities or experiences could include matters such as experience in the health and wellness products industry, financial or technical expertise, strength of character, mature judgment and the extent to which the nominee would fill a present need on our Board of Directors.  As discussed above, the members of our Nominating/Corporate Governance Committee are independent, as that term is defined by NASDAQ listing standards.

Prior to our Board of Directors’ vote to delay our 2010 Annual Meeting of Stockholders previously scheduled to be held on August 26, 2010, we paid a fee to the independent executive search and consulting firm of SSA Executive Search International to work closely with our Nominating/Corporate Governance Committee to identify and review the qualifications of several new, experienced, qualified and independent director candidates.  We also paid a fee to the independent executive recruitment firm Spencer Stuart to work with our Nominating/Corporate Governance Committee and our Executive Search Committee to identify and interview independent director candidates for election at our 2011 Annual Meeting of Stockholders to further increase the diversity and independence of our Board.

Board and Committee Meetings

Our Board of Directors held a total of 11 meetings during our fiscal year ended December 31, 2009.  During our fiscal year ended December 31, 2009, our Audit Committee held one meeting, our Compensation Committee held one meeting and our Nominating/Corporate Governance Committee held one meeting.  No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member.  We encourage each of our directors to attend our annual meeting of stockholders.  Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as the annual meeting of stockholders.  All of our directors then serving at the time, except for Mr. Ezra and Dr. Ilfeld, attended our 2009 Annual Meeting of Stockholders.

Board’s Role in Risk Oversight

Risk is inherent in every business.  As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory and competitive risks.  Our management is responsible for the day-to-day management of the risks we face.  Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite and its determination of the appropriate level of enterprise risk.  Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory and competitive risks.  Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements and product introductions.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks.  Our Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills and personal interaction between persons in leadership roles as well as the needs of our company at any point in time.  We maintain separate roles between the Chief Executive Officer, whether interim or permanent, and the Chairman of the Board, whether interim or permanent, in recognition of the differences between the two responsibilities.  Our Chief Executive Officer, whether interim or permanent, is responsible for setting our strategic direction and day-to-day leadership and performance of our company.  Our Chairman of the Board, whether interim or permanent, provides input to our Chief Executive Officer, whether interim or permanent, sets the agenda for Board meetings and presides over meetings of the full Board of Directors as well as executive sessions of our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is designed to enable us to attract and retain key personnel and provide incentives that promote short and long-term financial growth and stability to enhance stockholder value based on a pay-for-performance model.  Our Compensation Committee reviews and recommends to our Board of Directors the compensation program for our “Named Executive Officers” and oversees our executive compensation strategy.  In 2009, our Named Executive Officers included our former Chief Executive Officer, Ira P. Kerker, our former Chief Financial and Accounting Officer, Richard P. Smith, our Vice President Marketing (currently our Chief Marketing Officer), Sonya L. Lambert, our Vice President Information Technology and Chief Information Officer, Robert Hirsch, our former Vice President Supply Chain, Bobby Birender S. Brar, and our General Counsel, Mary L. Marbach.

On August 16, 2010, we and Mr. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer and as a member of our Board of Directors.  On August 16, 2010, our Board of Directors appointed Jeffrey J. Horowitz as our Interim Chief Executive Officer.  As of the date of this proxy statement, we are in the process of negotiating Mr. Horowitz’s compensation arrangements in connection with his employment as our Interim Chief Executive Officer.  On September 20, 2010, Mr. Brar tendered his resignation.  On October 19, 2010, we terminated Mr. Smith from his position as our Chief Financial and Accounting Officer.  Also on such date, our Board of Directors appointed Mr. Markert as our Interim Chief Financial Officer.

We are in the process of reviewing with our outside compensation consulting firm, Compensia, Inc., the compensation arrangements for our Chief Executive Officer and our Chief Financial Officer and we expect to modify the compensation arrangements for such (permanent) officers to be competitive with the compensation levels for chief executive officers and chief financial officers, respectively, at comparable companies.

The discussion in this section describes compensation paid to our Named Executive Officers for services rendered to us in all capacities during our fiscal year ended December 31, 2009.

Our executive compensation program provides for the following elements:

•	base salaries, which are designed to allow us to attract and retain qualified candidates;

•
incentive compensation, which provides additional cash compensation and is designed to support our pay-for-performance philosophy and align compensation with our corporate strategies and business and financial objectives;

•	equity compensation, principally in the form of stock options, which are granted to incent executive behavior that results in increased stockholder value; and

•	a benefits package that is available to all of our employees.

A detailed description of these components is provided below.

Elements of Our Executive Compensation Program

Base Salary.  The base salary provides cash compensation for performing the essential elements of our executive positions.  We strive to set our base salaries at levels which we believe are competitive in our market and provide our executives a level of compensation that permits them to focus their energies on job performance.

Annual Bonus/Incentive Compensation.  Our incentive compensation, in the form of an annual cash bonus, is intended to compensate our executives for meeting our corporate and/or financial objectives and, in the case of some executives, their individual performance objectives and to incent our executives to meet these objectives.  We may set multiple objectives for an executive to achieve.  A specific bonus may be earned for meeting one or more of such objectives.  Further, our incentive compensation is intended to reward and incent our executives for exceeding their objectives.  In addition to the incentive compensation bonus, we may grant discretionary cash bonuses as an additional award to our executives for performance that is not necessarily rewarded by the incentive compensation or to attract new executives to join our management team.  For 2009, generally, our corporate objectives were to increase our revenues, EBITDA and gross margins.  Therefore, several of our senior executives were compensated for achieving such financial goals.  Other executives received a bonus for achieving non-financial objectives.  Non-financial objectives included, for instance, strategic and individual goals.  For those Named Executive Officers who received a bonus, their objectives were set by the appropriate executive or our Compensation Committee as approved by our Board of Directors.  The potential incentive compensation payments made in 2009 ranged from 14.3% to 75.1% of the executives’ base salaries.

Equity-Based Compensation.  Generally, the goals of our equity based compensation are intended to align the interests of our Named Executive Officers with the interests of our stockholders.  Our Named Executive Officers typically receive equity awards in the form of stock options that vest equally over a period of five years in an effort to encourage the long-term retention of our executives at least through the vesting period of the awards.  We may, however, grant options or other awards that vest immediately as determined by our Compensation Committee to be consistent with our objectives.  The exercise price of our stock option grants is the fair market value of our stock on the grant date.  In the absence of a public market for our stock, our determination of fair market value was our best estimate.  Also, our stock option awards typically provide for the acceleration of vesting of options in the event of a change in control of our company.  We have not yet established policies for the timing of awarding stock option grants to our executives.  Our Compensation Committee intends to adopt a policy regarding the timing of grants in relation to the release of material information to our stockholders.

Benefits.  We provide our executives other benefits such as health benefits, a 401(k) plan and life and disability insurance.  These benefits are intended to provide support to our executives and their families throughout various stages of their careers, and these core benefits are provided to all executives regardless of their individual performance levels.  The 401(k) plan allows participants to defer their annual compensation, subject to the limitations set by the Code, which was $15,500 per person for 2009.  The executives’ elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) plan.

Taxes.  We do not have any particular policies concerning the payment of tax obligations on behalf of our executives.  We are required by law to withhold a portion of every compensation payment we make to our employees.  In the case of noncash compensation, that means that either we withhold a portion of the noncash compensation payment and pay cash to the appropriate tax authorities or that the employees make a direct cash payment to us in lieu of our withholding a portion of the noncash compensation.

Determining the Amount of Each Element of Compensation

Overview.  As a private company, we did not have formal policies dictating the types and amounts of compensation to be paid to our Named Executive Officers.  Rather, historically, Mr. Wayne Gorsek, our founder, determined compensation based upon the executive’s prior compensation level and performance, our overall performance and compensation levels of our other executives.  In 2010, our Compensation Committee intends to review the employment agreements of our Named Executive Officers and establish and implement formal compensation policies.  To assist the Compensation Committee in its review, we may retain the services of third-party executive compensation specialists.

Base Salary.  Generally, base salaries for our Named Executive Officers are established through negotiation when the executive is hired.  Factors we considered in the negotiation are prior experience, qualifications, prior salary and our need for the particular qualifications of such executive.  Adjustments in base salary are based on the executive’s responsibilities, performance and their overall compensation package.  We review our executives’ base salaries annually taking into consideration the executive’s level of responsibilities, performance, tenure and salaries of our comparable executive officers and an employee’s overall compensatory arrangement.  In the event of material changes in position, responsibilities or other factors, our Compensation Committee may consider changes in base pay during the year.  Our executives’ base salaries are reviewed and approved by our Board of Directors.

In 2009, our Compensation Committee, as approved by our Board of Directors, made the following increases in the base salaries of our executives:

Name(1)	2008 Base Salary	2009 Base Salary	Percentage Increase
Ira P. Kerker, Former Chief Executive Officer(2)	$194,000	$233,700	20.5%
Richard P. Smith, Former Chief Financial and Accounting Officer(3)	$193,000	$223,000	15.5%
Sonya L. Lambert, Chief Marketing Officer(4)	$144,000	$165,600	15.0%
Robert Hirsch, Vice President Information Technology and Chief Information Officer	$145,000	$177,600	22.5%
Bobby Birender S. Brar, Former Vice President Supply Chain(5)	$71,500	$140,000	95.8%

(1)	Our other Named Executive Officer did not receive base salary increases in 2009 because she was hired in 2009.

(2)	Mr. Kerker served as our Chief Executive Officer until August 16, 2010 when we and Mr. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer.

(3)	Mr. Smith served as our Chief Financial and Accounting Officer until October 19, 2010 when we terminated his employment.

(4)	Ms. Lambert has served as Chief Marketing Officer since March 2010. Ms. Lambert served as Vice President Marketing in 2009.

(5)	Mr. Brar served as our Vice President Supply Chain until September 20, 2010 when he tendered his resignation.

These increases were discretionary changes based upon the continued growth of our company and the continued success of each of these Named Executive Officers in growing our company.

Annual Bonus/Incentive Pay.  In the first quarter of 2008, we established an annual executive bonus plan with distributions to be made after the end of each calendar quarter after it has been determined if the goals have been achieved.  Our Board of Directors has the authority to modify a bonus structure during the year if deemed appropriate.  Examples of circumstances in which we may consider revising a bonus plan include acquisitions, mergers, divestitures, successful expansion of distribution or manufacturing capabilities, board-approved budget revisions and other material changes in our company.

Our executive bonus plan for 2009 provides a potential bonus for each executive based upon achievement of certain financial and nonfinancial goals as described in the footnotes to the table set forth below.  At the time the goals were established and based on historical performance, we believed that it was likely that each Named Executive Officer would achieve the goals and receive the cash bonus.  In 2009, the potential awards were based as follows:

Name	Annual Maximum Bonus Opportunity	Maximum Bonus as a Percentage of Base Salary
Ira P. Kerker, Former Chief Executive Officer(1)(2)	$70,000	30.0%
Richard P. Smith, Former Chief Financial and Accounting Officer(1)(3)	$70,000	31.4%
Sonya L. Lambert, Chief Marketing Officer(4)	$124,416	75.1%
Robert D. Hirsch, Vice President Information Technology and Chief Information Officer(5)	$36,250	20.4%
Bobby Birender S. Brar, Former Vice President Supply Chain(6)	$33,250	23.8%
Mary L. Marbach, General Counsel(7)	$40,000	28.6%

(1)
The bonus awards for Messrs. Kerker and Smith were based entirely on our achievement of quarterly financial goals. For the first quarter of 2009, an award of a $17,500 quarterly bonus was based (i) 50% on our achievement of quarterly revenue of $45 million and (ii) 50% on our achievement of quarterly EBITDA of $5 million.  For the second quarter of 2009, an award of a $17,500 quarterly bonus was based (i) 50% on our achievement of quarterly revenue of $46 million and (ii) 50% on our achievement of quarterly EBITDA of $5 million.  For the third quarter of 2009, an award of a $17,500 quarterly bonus was based (i) 50% on our achievement of quarterly revenue of $48 million and (ii) 50% on our achievement of quarterly EBITDA of $5 million.  For the fourth quarter of 2009, an award of a $17,500 quarterly bonus was based (i) 50% on our achievement of quarterly revenue of $49 million and (ii) 50% on our achievement of quarterly EBITDA of $5 million.  If we achieved less than the applicable target amount for each quarter, no payout amount for such target was earned.

(2)	Mr. Kerker served as our Chief Executive Officer until August 16, 2010 when we and Mr. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer.

(3)	Mr. Smith served as our Chief Financial and Accounting Officer until October 19, 2010 when we terminated his employment.

(4)
The bonus award for Ms. Lambert was based entirely on our achievement of quarterly financial goals.  The potential bonus award was based (i) 33% on our achievement of annualized revenue of $185 million, (ii) 33% on our achievement of a gross margin as a percentage of our sales plan equal to or greater than 30% and (iii) 33% based on our annualized marketing expenses being less than or equal to 8% of our revenue.  If we achieved 90% of the specified target, 50% of the payout amount for such target was earned; if we achieved 100% to 110% of the specified target, 100% of the payout amount for such target was earned; and if we achieved 110% or more of the specified target, 120% of the payout amount for such target was earned.  Ms. Lambert has served as Chief Marketing Officer since March 2010.  Ms. Lambert served as Vice President Marketing in 2009.

(5)
The bonus award for Mr. Hirsch was based on quarterly financial and nonfinancial goals.  The potential bonus award was based (i) 50% on our achievement of targeted quarterly EBITDA of $5 million per quarter, (ii) 25% on successful project management of key information technology systems and (iii) 25% on our technology systems’ uptime, response time and user experience throughput.  If we achieved less than the target EBITDA for the applicable quarter, no payout amount for such target was earned.  With respect to Mr. Hirsch’s nonfinancial goals, the determination of whether the goal is achieved and payout amount if it is determined that less than 100% of the goal is achieved is made by the senior executive to whom he reports in consultation with members of our Compensation Committee or Board of Directors.

(6)
The bonus award for Mr. Brar was based on an established matrix.  The determination of whether the goals are achieved and payout amount if it is determined that less than 100% of the goals are achieved is made by the senior executive to whom Mr. Brar reports in consultation with members of our Compensation Committee or Board of Directors.  Mr. Brar served as our Vice President Supply Chain until September 20, 2010 when he tendered his resignation.

(7)
The bonus award for Ms. Marbach was based on nonfinancial goals.  The potential bonus award was based (i) 25% on meeting monthly deadline, (ii) 25% on meeting unique quarterly deadlines, (iii) 25% on meeting special projects and legal case milestones and (iv) 25% of meeting the needs of unexpected emergencies.  The determination of whether the goals are achieved and payout amount if it is determined that less than 100% of the goals are achieved is made by the senior executive to whom Ms. Marbach reports in consultation with members of our Compensation Committee or Board of Directors.

Each of the incentive goals are stand-alone and are evaluated separately so that some goals can be met and corresponding bonuses paid while other goals are not met and no corresponding bonus paid.

To the extent incentive goals are nonfinancial or individual goals, the goals are established by the executive officer’s manager or direct report and, in the case of our Chief Executive Officer, whether interim or permanent, by our Board of Directors or Compensation Committee.  The nonfinancial or individual goals are established based upon various factors including our need to complete a particular project, achieve a particular outcome or otherwise obtain a desired result.  Additionally, these goals may be based upon adherence to company values such as accountability and teamwork, overall job competency and performance against specified objectives.  The assessment of the achievement of such goals is often a somewhat subjective analysis and, therefore, is determined in the discretion of the executive officer’s manager or direct report or, in the case of our Chief Executive Officer, whether interim or permanent, at the discretion of our Board of Directors or Compensation Committee.  We determined to base the incentive pay of our former Chief Executive Officer, former Chief Financial and Accounting Officer and Chief Marketing Officer solely on financial goals because these individuals were not tasked with implementing specific projects whose completion would not otherwise be reflected in our results of operations.  Our Vice President Information Technology and Chief Information Officer was tasked with implementing a key operating system while maintaining the uptime of our existing servers.  The successful completion of these tasks would not necessarily have an easily measurable financial impact on our operations and, as such, we determined that 50% of his incentive pay should be based on these nonfinancial goals.  However, in order to ensure that he was also incented to maximize our results of operations and to reward him for our overall success, we also based 50% of his incentive pay on our attaining targeted EBITDA levels similar to our other executive officers.  We believed that the financial and nonfinancial goals were equally important, and, therefore, we allocated incentive pay equally between these two types of goals.

Allocation of Equity Compensation Awards

In 2009, we granted stock options to our Named Executive Officers.  Stock options granted to our former Chief Executive Officer (option to purchase 205,000 shares of our common stock), former Chief Financial and Accounting Officer (option to purchase 130,000 shares of our common stock), Chief Marketing Officer (option to purchase 80,000 shares of our common stock) and Vice President Information Technology and Chief Information Officer (option to purchase 20,000 shares of our common stock) all vested immediately.  We determined that the options should vest immediately to increase equity ownership of these officers to more closely align their interests with our stockholders.

Our Compensation Committee does not apply a rigid formula in allocating stock options to executives as a group or to any particular executive.  Instead, our Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of options to be granted to all participants during the year.  Our Compensation Committee typically makes annual grants of equity awards to our Named Executive Officers in connection with its annual review of our employees’ compensation and then throughout the year.

Executive Equity Ownership

We believe it is important for our Named Executive Officers to have their interests aligned with our stockholders and, therefore, to be granted equity incentive awards.  We have not, however, established specific stock retention and ownership guidelines for our executives.

Type of Equity Awards

Our stock award plans permits us to issue qualified and non-qualified stock options, stock appreciation rights, restricted stock, stock units, bonus stock and other stock related awards and performance awards.  For a description of our stock award plans, see “Executive Compensation — Elements of Our Executive Compensation Program — Equity-Based Compensation.”

Severance and Change in Control Arrangements

For a description of the severance and change in control arrangements we have with our Named Executive Officers, see “Executive Compensation — Employment Agreements” and “Executive Compensation —  Payments Upon Termination or Upon Change in Control.”  Our Compensation Committee believed that these arrangements were necessary to attract and retain our Named Executive Officers.  The terms of each arrangement were determined in negotiation with the applicable Named Executive Officer in connection with the executive’s hiring and were not based on any set formula.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives.  In this regard, we may begin utilizing restricted stock and restricted stock units as additional forms of equity compensation incentives in response to changes in the accounting treatment of equity awards under the authoritative accounting guidance.  While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three highest compensated officers excluding our Chief Financial Officer, unless specific and detailed criteria are satisfied.  Performance-based compensation, as defined in the Code, is fully deductible if the programs are approved by stockholders and meet other requirements.  We intend for grants of equity awards under our existing stock plans to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards.  In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m).  However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m).  We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and, therefore, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Role of Executives in Executive Compensation Decisions

Prior to our initial public offering, Mr. Gorsek, our founder, provided recommendations to our Compensation Committee on compensation for our Named Executive Officers, and our Compensation Committee (or full Board of Directors) reviewed and approved the compensation amounts.  Presently, our Compensation Committee intends to seek input from our Chief Executive Officer, whether interim or permanent, when discussing the performance of, and compensation levels for, our Named Executive Officers other than himself or herself.  Our Compensation Committee also works with our Chief Executive Officer, whether interim or permanent, and with our Chief Financial and Accounting Officer, whether interim or permanent, in evaluating the financial, accounting, tax and retention implications of our various compensation programs.  Neither Mr. Horowitz nor any of our other executives participates in deliberations relating to his or her own compensation.

Summary of Cash and Other Compensation

The following table sets forth summary information concerning certain compensation awarded to, paid to, or earned by, the Named Executive Officers for all services rendered in all capacities to our company during the years ended December 31, 2009, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total Compensation
Ira P. Kerker,	2009	$213,804	$125,000	$1,446,250	$70,000	$–	$1,855,054
Former Chief	2008	$194,000	$–	$132,600	$62,500	$–	$389,100
Executive Officer(4)	2007	$179,000	$–	$–	$73,080	$–	$252,080
Richard P. Smith,	2009	$208,254	$125,000	$919,100	$70,000	$–	$1,322,354
Former Chief	2008	$193,000	$–	$132,600	$62,500	$–	$388,100
Financial and Accounting Officer(5)	2007	$179,000	$–	$–	$72,830	$–	$251,830
Sonya L. Lambert,	2009	$154,735	$15,600	$565,600	$103,680	$–	$839,615
Chief Marketing	2008	$144,000	$–	$81,600	$107,496	$–	$333,096
Officer(6)	2007	$114,230	$–	$–	$85,600	$–	$199,830
Robert D. Hirsch	2009	$159,046	$11,700	$141,400	$36,240	$–	$348,386
Vice President	2008	$37,838	$–	$–	$9,060	$–	$46,898
Information Technology and	2007	$–	$–	$–	$–	$–	$–
Chief Information Officer
Bobby Birender S. Brar	2009	$86,520	$2,500	$–	$33,250	$–	$122,270
Former Vice President	2008	$39,500	$–	$–	$–	$–	$39,500
Supply Chain(7)	2007	$–	$–	$–	$–	$–	$–
Mary L. Marbach,	2009	$31,877	$1,000	$–	$10,000	$–	$42,877
General Counsel(8)	2008	$–	$–	$–	$–	$–	$–
	2007	$–	$–	$–	$–	$–	$–

(1)	We report Executive Plan awards in the column titled “Non-Equity Incentive Plan Compensation.”

(2)
The column titled “Option Awards” reports the total expense, calculated in accordance with the authoritative guidance excluding forfeitures, for all awards granted for the respective year.  For the assumptions used to value these awards for purposes of computing this expense, see Note 1 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC.

(3)	All of the Named Executive Officers received personal benefits valued at less than $10,000 in the aggregate during the fiscal year ending December 31, 2009.

(4)	Mr. Kerker served as our Chief Executive Officer until August 16, 2010 when we and Mr. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer.

(5)	Mr. Smith served as our Chief Financial and Accounting Officer until October 19, 2010 when we terminated his employment.

(6)	Ms. Lambert has served as Chief Marketing Officer since March 2010. Ms. Lambert served as Vice President Marketing in 2009.

(7)	Mr. Brar served as our Vice President Supply Chain until September 20, 2010 when he tendered his resignation.

(8)	Ms. Marbach was appointed as our General Counsel in December 2009 and has been an attorney at our company since July 2009.

Stock and Option Award Grants and Exercises

The following table summarizes information concerning grants of plan-based awards made by us for services rendered during 2009 to each of the Named Executive Officers.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Awards(1)			All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Underlying Options (#)	Awards ($/Sh)(2)	and Option Awards(3)
Ira P. Kerker(4)	2009	$–	$70,000	$–	–	$–	$–
	9/24/2009				200,000	$12.00	$1,414,000
	12/31/2009				5,000	$10.35	$32,250
Richard P. Smith(5)	2009	$–	$70,000	$–	–	$–	$–
	9/24/2009				130,000	$12.00	$919,100
Sonya L. Lambert	2009	$51,840	$103,680	$124,416	–	$–	$–
	9/24/2009				80,000	$12.00	$565,600
Robert D. Hirsch	2009	$–	$36,250	$–	–	$–	$–
	9/24/2009				20,000	$12.00	$141,400
Bobby Birender S. Brar(6)	2009	$–	$20,000	$–	–	$–	$–
Mary L. Marbach	2009	$–	$40,000	$–	–	$–	$–

(1)
The amounts reflect the threshold, target and maximum incentive compensation opportunity for our Named Executive Officers under our executive bonus plan for 2009.  All such awards have been paid, and the actual amounts paid are set forth in the Summary Compensation Table above.  For a discussion of our executive bonus plan for 2009, see “Executive Compensation — Compensation Discussion and Analysis — Determining the Amount of Each Element of Compensation — Annual Bonus/Incentive Pay.”

(2)	The exercise prices of all stock options granted were at prices believed by our Board of Directors to be at or above the fair market value of our common stock on the date of grant.

(3)
The column titled “Grant Date Fair Value of Stock and Option Awards” reports the expense, calculated in accordance with the authoritative accounting guidance excluding forfeitures, recognized for the applicable year in respect of all outstanding stock option awards, regardless of their year of grant.  For the assumptions used in valuing these awards for purposes of computing this expense, see Note 1 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC.

(4)	Mr. Kerker served as our Chief Executive Officer until August 16, 2010 when we and Mr. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer.

(5)	Mr. Smith served as our Chief Financial and Accounting Officer until October 19, 2010 when we terminated his employment.

(6)	Mr. Brar served as our Vice President Supply Chain until September 20, 2010 when he tendered his resignation.

Employment Agreements

Ira P. Kerker

Effective January 29, 2007, we entered into an employment, non-competition and proprietary rights agreement with Ira P. Kerker, our former Chief Executive Officer, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us.  Under the original agreement, Mr. Kerker earned a salary of $180,000 annually, quarterly bonuses of up to $10,000 and was eligible for an annual bonus, vacation and employee benefits commensurate with his position.  If Mr. Kerker’s employment was terminated by us without “cause” (as defined in the agreement), in addition to any compensation and benefits accrued through such termination, Mr. Kerker may, subject to his execution of a general release of claims against us, have received a lump-sum cash severance payment in an amount equal to the sum of two months’ base salary for each year served, accrued yet unused vacation pay and a prorated annual bonus, as well as up to 18 months of company-paid continuation medical benefits.  If Mr. Kerker’s employment terminated due to his death or disability, he or his estate would have received a lump sum cash payment equal to the sum of twelve months’ base salary, accrued yet unused vacation pay and a prorated annual bonus, in addition to any compensation and benefits accrued through such termination.  Under his agreement, Mr. Kerker is subject to a confidentiality, non-solicitation and non-competition agreement during the period he is employed and for a period thereafter.  The confidentiality and non-competition provisions extend for a two-year period following termination and the non-solicitation provision extends for a period of one year following termination.  For the year ended December 31, 2008, Mr. Kerker’s base salary under the agreement was increased to $194,000, and his maximum quarterly bonus for the second, third and fourth quarters of 2008 was increased to up to $17,500 per quarter.  On June 30, 2009, the original agreement was amended to increase his annual base salary to $232,800 and to increase the severance payment upon a termination of his employment by us without “cause” to an amount equal to the sum of 2.5 times his then-current annual base salary, a prorated portion of vacation pay, and a prorated portion of the aggregate cash bonus earned by Mr. Kerker for the year preceding such termination, payable in 24 equal monthly installments..  Further, pursuant to the amendment, effective as of the successful registration of our initial public offering: (i) so long as Mr. Kerker had not voluntarily resigned from his employment with us, all of Mr. Kerker’s then-outstanding options, to the extent necessary, became fully vested and nonforfeitable; and (ii) so long as Mr. Kerker was then employed by us, Mr. Kerker was issued fully vested, non-forfeitable options to purchase 250,000 shares of our common stock at the initial public offering price (or 200,000 shares of our common stock after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  On March 22, 2010, the amended agreement was further amended to provide for a three-year term for Mr. Kerker commencing on March 15, 2010, renewable upon mutual agreement by us and Mr. Kerker.  In addition, the amendment provided that the compensation of Mr. Kerker was to be reviewed by our Board on an annual basis (based on the original anniversary date of the effective date of the agreements, January 29, 2007) and may have been increased (but not decreased), as determined by our Board of Directors.  The amendment further amended the agreement to provide, among other things, that in the event of a termination by us of Mr. Kerker “Without Cause” (as defined in the agreement) or by Mr. Kerker for “Good Reason” (as defined in the amendment), then, in addition to any compensation and benefits accrued through such termination, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, Mr. Kerker was entitled to receive (i) a severance payment equal to the greater of (a) 2.5 times the sum of his then current base salary and the average of the prior two years’ annual bonus, or (b) the amount he would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if he remained employed until the last day of such term, payable in 24 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause or Mr. Kerker for Good Reason within the time periods specified above, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, then Mr. Kerker would be entitled to the following severance payments:  $1,265,625.  The amendment further amended the agreement to provide that if the employment of Mr. Kerker was terminated following a “Change in Control” (as defined in the amendment), either by the Company Without Cause or by Mr. Kerker for Good Reason, then Mr. Kerker was entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination), subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement:  if terminated Without Cause or for Good Reason within two years after a Change in Control, a lump sum payment equal to 2.99 times his then current base salary and 2.99 times the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Mr. Kerker was terminated following a Change in Control, either by the Company Without Cause or by Mr. Kerker for Good Reason, within the time periods specified above, subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, then, subject to the following sentence, Mr. Kerker would be entitled to the following severance payments:  $1,420,250.  Notwithstanding the foregoing, however, the second amendment also provided for certain cutbacks of amounts owed to Mr. Kerker in the event such payments to be made to him on account of a Change in Control was deemed to be “excess parachute payments” as defined in Section 280G of the Code and, as a result, Mr. Kerker may not receive that total severance payment amount.

We and Mr. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer on August 16, 2010.  At that time there was no determination made as to the nature of Mr. Kerker’s separation.  As of the date of this proxy statement, we are in the process of reviewing Mr. Kerker’s severance arrangements.

Richard P. Smith

Effective January 29, 2007, we entered into an employment, non-competition and proprietary rights agreement with Richard P. Smith, our former Chief Financial and Accounting Officer, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us.  Under the original agreement, Mr. Smith earned a salary of $179,500 annually, quarterly bonuses of up to $10,000 and was eligible for an annual bonus, vacation and employee benefits commensurate with his position.  If Mr. Smith’s employment was terminated by us without “cause” (as defined in the agreement), in addition to any compensation and benefits accrued through such termination, Mr. Smith may, subject to his execution of a general release of claims against us, have received a lump-sum cash severance payment in an amount equal to the sum of two months’ base salary for each year served, accrued yet unused vacation pay and , as well as up to 18 months of company-paid continuation medical benefits.  If Mr. Smith’s employment terminated due to his death or disability, he or his estate would have received a lump sum cash payment equal to the sum of twelve months’ base salary, accrued yet unused vacation pay and a prorated annual bonus, in addition to any compensation and benefits accrued through such termination.  Under his agreement, Mr. Smith is subject to a confidentiality, non-solicitation and non-competition agreement during the period he is employed and for a period thereafter.  The confidentiality and non-competition provisions extend for a two-year period following termination and the non-solicitation provision extends for a period of one-year following termination.  For the year ended December 31, 2008, Mr. Smith’s base salary under the agreement was increased to $193,000, and his maximum quarterly bonus for the second, third and fourth quarters of 2008 was increased to up to $17,500 per quarter.  On June 30, 2009, the original agreement was amended to increase his annual base salary to $221,950 and to increase the severance payment upon a termination of his employment by us without “cause” to an amount equal to the sum of 2.5 times his then-current annual base salary, a prorated portion of vacation pay, and a prorated portion of the aggregate cash bonus earned by Mr. Kerker for the year preceding such termination, payable in 24 equal monthly installments.  Further, pursuant to the amendment, effective as of the successful registration our initial public offering: (i) so long as Mr. Smith had not voluntarily resigned from his employment with us, all of Mr. Smith’s then-outstanding options, to the extent necessary, became fully vested and nonforfeitable; and (ii) so long as Mr. Smith was then employed by us, Mr. Smith was issued fully vested, non-forfeitable options to purchase 162,500 shares of our common stock at the initial public offering price (or 130,000 shares of our common stock after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  On March 22, 2010, the amended agreement was further amended to provide for a two-year term commencing on March 15, 2010, renewable upon mutual agreement by us and Mr. Smith.  In addition, the amendment provided that the compensation of Mr. Smith was to be reviewed by our Board on an annual basis (based on the original anniversary date of the effective date of the agreement, January 29, 2007) and may have been increased (but not decreased), as determined by our Board of Directors.  The amendment further amended the agreement to provide, among other things, that in the event of a termination by us of Mr. Smith “Without Cause” (as defined in the agreement) or by Mr. Smith for “Good Reason” (as defined in the amendment), then, in addition to any compensation and benefits accrued through such termination, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, Mr. Smith was entitled to receive (i) a severance payment equal to the greater of (a) 2.5 times the sum of his then current base salary and the average of the prior two years’ annual bonus, or (b) the amount he would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if he remained employed until the last day of such term, payable in 24 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause or by Mr. Smith for Good Reason within the time periods specified above, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, then Mr. Smith would be entitled to the following severance payments:  $1,200,625.  The amendment further amended the agreement to provide that if the employment of Mr. Smith was terminated following a “Change in Control” (as defined in the amendment), either by the Company Without Cause or by Mr. Smith for Good Reason, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, then Mr. Smith was entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination):  if terminated Without Cause or for Good Reason within 18 months after a Change in Control, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, a lump sum payment equal to 2.5 times his then current base salary and 2.5 times the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Mr. Smith was terminated following a Change in Control, either by the Company Without Cause or by Mr. Smith for Good Reason, within the time periods specified above, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, then, subject to the following sentence, Mr. Smith would be entitled to the following severance payments:  $1,200,625.  Notwithstanding the foregoing, however, the second amendment also provided for certain cutbacks of amounts owed to Mr. Smith in the event such payments to be made to him on account of a Change in Control was deemed to be “excess parachute payments” as defined in Section 280G of the Code and, as a result, Mr. Smith may not receive that total severance payment amount.

We terminated Mr. Smith’s employment as our Chief Financial and Accounting Officer on October 19, 2010.  As of the date of this proxy statement, we are in the process of reviewing Mr. Smith’s severance arrangements.

Sonya L. Lambert

Effective April 1, 2007, we entered into an employment, non-competition and proprietary rights agreement with Sonya L. Lambert, Chief Marketing Officer, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us.  Under the original agreement, Ms. Lambert earned a salary of $120,000 annually and is eligible to receive a marketing bonus based on performance (up to $21,600 per quarter), vacation and employee benefits commensurate with her position. If Ms. Lambert’s employment is terminated by us without “cause” (as defined in the agreement), in addition to any compensation and benefits accrued through such termination, Ms. Lambert may, subject to her execution of a general release of claims against us, receive a lump-sum severance payment of up to 12 months’ base salary plus a prorated portion of the performance bonuses, as well as up to 18 months of company-paid continuation medical benefits.  If Ms. Lambert’s employment terminates due to her death or disability, she or her estate will receive a lump sum payment equal to the sum of three months’ base salary, accrued yet unused vacation pay and a prorated bonus, in addition to any compensation and benefits accrued through such termination.  Under her agreement, Ms. Lambert is subject to a confidentiality, non-solicitation and non-competition agreement during the period she is employed and for a period thereafter.  The confidentiality and non-competition provisions extend for a two-year period following termination and the non-solicitation provision extends for a period of one year following termination.  For the year ended December 31, 2008, Ms. Lambert’s base salary under the agreement was increased to $144,000.  On June 30, 2009, the agreement was amended to increase her annual base salary to $165,600 and to increase the maximum amount of the quarterly bonus she may receive to $25,920 per quarter.  Further, pursuant to the amendment, effective as of the successful registration of our initial public offering: (i) so long as Ms. Lambert had not voluntarily resigned from her employment with us, all of Ms. Lambert’s then-outstanding options, to the extent necessary, became fully vested and nonforfeitable; and (ii) so long as Ms. Lambert was then employed by us, Ms. Lambert was issued fully vested, non-forfeitable options to purchase 100,000 shares of our common stock at the initial public offering price (or 80,000 shares of our common stock after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  On March 22, 2010, the amended agreement was further amended to provide for a two-year term commencing on March 15, 2010, renewable upon mutual agreement by us and Ms. Lambert.  The amendment further amended the agreement to provide that in the event of a termination by us of Ms. Lambert “Without Cause” (as defined in the agreement), then, in addition to any compensation and benefits accrued through such termination, and subject to her execution of a general release of claims against us, and subject to her compliance with her confidentiality, non-solicitation and non-competition agreement, Ms. Lambert is entitled to (i) a severance payment equal to the greater of (a) two times the sum of her then current base salary and the average of her prior two years’ annual bonus, or (b) the amount she would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if she remained employed until the last day of such term, payable in 24 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause within the time periods specified above, and subject to her execution of a general release of claims against us, and subject to her compliance with her confidentiality, non-solicitation and non-competition agreement, then Ms. Lambert would be entitled to the following severance payments:  $796,056.  The amendment further amended the agreement to provide that if the employment of Ms. Lambert is terminated following a “Change in Control” (as defined in the amendment), either by the Company Without Cause or by Ms. Lambert for “Good Reason” (as defined in the amendment), then Ms. Lambert is entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination), subject to her execution of a general release of claims against us, and subject to her compliance with her confidentiality, non-solicitation and non-competition agreement:  if terminated Without Cause or for Good Reason within 18 months after Change in Control, a lump sum payment equal to two times her then current base salary and two times the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Ms. Lambert is terminated following a Change in Control, either by the Company Without Cause or by Ms. Lambert for Good Reason, within the time periods specified above, subject to her execution of a general release of claims against us, and subject to her compliance with her confidentiality, non-solicitation and non-competition agreement, then, subject to the following sentence, Ms. Lambert would be entitled to the following severance payments:  $796,056.  Notwithstanding the foregoing, however, the second amendment also provided for certain cutbacks of amounts owed to Ms. Lambert in the event such payments to be made to her on account of a Change in Control was deemed to be “excess parachute payments” as defined in Section 280G of the Code and, as a result, Ms. Lambert may not receive that total severance payment amount.

Robert D. Hirsch

On September 16, 2008, we entered into an employment, non-competition and proprietary rights agreement with Robert D. Hirsch, Vice President Information Technology and Chief Information Officer, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us. The contract term has been automatically renewed each year since September 16, 2008, with the current one-year term continuing to September 17, 2011.  Under the original agreement, Mr. Hirsch earned a salary of $145,000 annually, and is eligible to earn annual performance bonuses, vacation and employee benefits commensurate with his position.  On the initial date of Mr. Hirsch’s employment, he was also granted options to purchase up to 100,000 shares of our common stock at $6.00 per share (or 80,000 shares at $7.50 per share after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  These options vest 20% each year on the anniversary date of Mr. Hirsch’s employment agreement and are fully vested after five years.  Each option has a term of nine years.  Upon Mr. Hirsch’s termination of employment for any reason, all unvested options are forfeited to us and all vested options must be exercised within 30 days and if not exercised during the 30-day period will be forfeited to us.  If Mr. Hirsch’s employment is terminated by us without “cause” (as defined in the agreement), in addition to any compensation and benefits accrued through such termination, Mr. Hirsch may, subject to his execution of a general release of claims against us, receive a lump-sum severance payment in an amount equal to the sum of two weeks’ base salary for each year served, up to a total of six weeks’ base salary, accrued yet unused vacation pay and a prorated portion of the annual performance bonus earned through the date of termination, as well as up to 18 months of employee-paid continuation medical benefits.  If Mr. Hirsch’s employment terminates due to his death or disability, he or his estate will receive a lump sum payment equal to the sum of three months’ base salary accrued yet unused vacation pay and a prorated portion of the annual performance bonus earned through the date of termination, in addition to any compensation and benefits accrued through such termination.  Under his agreement, Mr. Hirsch is subject to a confidentiality, non-solicitation and non-competition agreement during the period he is employed and for a period of two years thereafter.  On June 30, 2009, the agreement was amended to increase his annual base salary to $166,750.  Further, pursuant to the amendment, effective as of the successful registration our initial public offering: (i) so long as Mr. Hirsch had not voluntarily resigned from his employment with us, all of Mr. Hirsch’s then-outstanding options, to the extent necessary, became fully vested and nonforfeitable; and (ii) so long as Mr. Hirsch was then employed by us, Mr. Hirsch was issued fully vested, non-forfeitable options to purchase 25,000 shares of our common stock at the initial public offering price (or 20,000 shares of our common stock after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  On March 22, 2010, the amended agreement was further amended to provide that in the event of a termination by us of Mr. Hirsch “Without Cause” (as defined in the agreement), then, in addition to any compensation and benefits accrued through such termination, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, Mr. Hirsch is entitled to (i) a severance payment equal to the greater of (a) the sum of his then current base salary and the average of his prior two years’ annual bonus, or (b) the amount he would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if he remained employed until the last day of such term, payable in 12 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause within the time periods specified above, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement,, then Mr. Hirsch would be entitled to the following severance payments:  $230,070.  The amendment further amended the agreement to provide that if the employment of Mr. Hirsch is terminated following a “Change in Control” (as defined in the amendment), either by the Company Without Cause or by Mr. Hirsch for “Good Reason” (as defined in the amendment), then Mr. Hirsch is entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination), subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement:  if terminated Without Cause or for Good Reason within 12 months after a Change in Control, a lump sum payment equal to his then current base salary and the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Mr. Hirsch is terminated following a Change in Control, either by the Company Without Cause or by Mr. Hirsch for Good Reason, within the time periods specified above, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, then, subject to the following sentence, Mr. Hirsch would be entitled to the following severance payments:  $230,070.  Notwithstanding the foregoing, however, the second amendment also provided for certain cutbacks of amounts owed to Mr. Hirsch in the event such payments to be made to him on account of a Change in Control was deemed to be “excess parachute payments” as defined in Section 280G of the Code and, as a result, Mr. Hirsch may not receive that total severance payment amount.

Bobby Birender S. Brar

On May 29, 2008, we entered into an employment, non-competition and proprietary rights agreement with Bobby Birender S. Brar, Vice President Supply Chain, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us.  The contract term had been automatically renewed each year since May 29, 2008, with the current one-year term scheduled to continue until May 28, 2011.  Under the original agreement, Mr. Brar earned a salary of $65,000 annually, and was eligible to earn annual performance bonuses (up to $5,000 quarterly), vacation and employee benefits commensurate with his position.  On the initial date of Mr. Brar’s employment, he was also granted options to purchase up to 15,000 shares of our common stock at $6.00 per share (or 12,000 shares at $7.50 per share after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  These options vested 20% each year on the anniversary date of Mr. Brar’s employment agreement and would have been fully vested after five years.  Each option has a term of nine years.  Upon Mr. Brar’s termination of employment for any reason, all unvested options were forfeited to us and all vested options must have been exercised within 30 days and if not exercised during the 30-day period were forfeited to us.  If Mr. Brar’s employment was terminated by us without “cause” (as defined in the agreement), in addition to any compensation and benefits accrued through such termination, Mr. Brar may, subject to his execution of a general release of claims against us, have received a lump-sum severance payment in an amount equal to the sum of two weeks’ base salary for each year served, up to a total of six weeks’ base salary, accrued yet unused vacation pay and a prorated portion of the annual performance bonus earned through the date of termination, as well as up to 18 months of employee-paid continuation medical benefits.  If Mr. Brar’s employment terminated due to his death or disability, he or his estate would have received a lump sum payment equal to the sum of three months’ base salary accrued yet unused vacation pay and a prorated portion of the annual performance bonus earned through the date of termination, in addition to any compensation and benefits accrued through such termination.  Under his agreement, Mr. Brar is subject to a confidentiality, non-solicitation and non-competition agreement during the period he is employed and for a period of two years thereafter.  On July 22, 2008, the agreement was amended to increase his annual base salary to $71,500 and to increase his bonus potential by 10%.  Mr. Brar was also granted options to purchase up to 30,000 options at $6.00 per share (or 24,000 shares at $7.50 per share after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  On July 1, 2009, the amended agreement was further amended to increase his annual base salary to $100,000 with an annual potential bonus of $20,000.  On December 1, 2009, the amended agreement was amended further to increase his annual base salary to $140,000 with an annual potential bonus of $20,000.  On March 22, 2010, the amended agreement was further amended to provide that in the event of a termination by us of Mr. Brar “Without Cause” (as defined in the agreement), then, in addition to any compensation and benefits accrued through such termination, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, Mr. Brar was entitled to (i) a severance payment equal to the greater of (a) the sum of his then current base salary and the average of his prior two years’ annual bonus, or (b) the amount he would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if he remained employed until the last day of such term, payable in 12 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause within the time periods specified above, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, then Mr. Brar would have been entitled to the following severance payments:  $175,750.  The amendment further amended the agreement to provide that if the employment of Mr. Brar was terminated following a “Change in Control” (as defined in the amendment), either by the Company Without Cause or by Mr. Brar for “Good Reason” (as defined in the amendment), then Mr. Brar was entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination), and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement:  if terminated Without Cause or for Good Reason within 12 months after a Change in Control, a lump sum payment equal to his then current base salary and the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Mr. Brar was terminated following a Change in Control, either by the Company Without Cause or by Mr. Brar for Good Reason, within the time periods specified above, and subject to his execution of a general release of claims against us, and subject to his compliance with his confidentiality, non-solicitation and non-competition agreement, then, subject to the following sentence, Mr. Brar would be entitled to the following severance payments:  $175,750.  Notwithstanding the foregoing, however, the second amendment also provided for certain cutbacks of amounts owed to Mr. Brar in the event such payments to be made to him on account of a Change in Control was deemed to be “excess parachute payments” as defined in Section 280G of the Code and, as a result, Mr. Brar may not receive that total severance payment amount.

Mr. Brar served as our Vice President Supply Chain until September 20, 2010 when he tendered his resignation.

Mary L. Marbach

On December 2, 2009, we entered into an employment, non-competition and proprietary rights agreement with Mary L. Marbach, General Counsel, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us.  The current one-year term will continue until December 2, 2010.  Ms. Marbach earns a salary of $140,000 annually, and is eligible to earn annual performance bonuses of up to $40,000, vacation and employee benefits commensurate with her position.  If Ms. Marbach’s employment is terminated by us without “cause” (as defined in his agreement), in addition to any compensation and benefits accrued through such termination, Ms. Marbach may, subject to her execution of a general release of claims against us, receive a lump-sum severance payment in an amount equal to the sum of two weeks’ base salary for each year served, up to a total of six weeks’ base salary, accrued yet unused vacation pay and a prorated portion of the annual performance bonus earned through the date of termination, as well as up to 18 months of employee-paid continuation medical benefits.  If Ms. Marbach’s employment terminates due to her death or disability, she or her estate will receive a lump sum payment equal to the sum of three months’ base salary accrued yet unused vacation pay and a prorated portion of the annual performance bonus earned through the date of termination, in addition to any compensation and benefits accrued through such termination.  Under her agreement, Ms. Marbach is subject to a confidentiality, non-solicitation and non-competition agreement during the period she is employed and for a period of two years thereafter.

Jeffrey J. Horowitz

As of the date of this proxy statement, we are in the process of negotiating Mr. Horowitz’s compensation arrangements in connection with his employment as our Interim Chief Executive Officer.

Stephen E. Markert, Jr.

On October 19, 2010, we entered into an employment agreement with Stephen E. Markert, Jr., Interim Chief Financial Officer, which can be terminated by the employee or us upon 60 days written notice, unless otherwise terminated by us.  Mr. Markert earns a salary equal to $235,000 annually, and is eligible to earn discretionary bonuses and employee benefits commensurate with his position.  Mr. Markert is also entitled to reimbursement of living expenses of up to $2,000 per month.  Under his agreement, Mr. Markert is subject to a confidentiality, non-solicitation and non-competition agreement during the period he is employed and for a period thereafter.  The non-solicitation and non-competition provisions extend for a one-year period following termination.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Unexercised Options(1) Exercisable	Number of Securities Underlying Unexercised Options(1) Unexercisable		Option Exercise Price	Option Expiration Date
Ira P. Kerker(2)	33,480	–		$3.125	2/13/2015
	20,000	–		$3.750	5/13/2015
	100,000	–		$3.750	12/10/2015
	20,000	–		$3.750	12/11/2016
	130,000	–		$7.500	12/30/2017
	200,000	–		$12.000	9/23/2019
	5,000	–		$10.350	12/30/2020
Richard P. Smith(3)	13,600	–		$2.031	1/11/2014
	20,000	–		$2.500	1/11/2015
	80,000	–		$3.750	12/10/2015
	20,000	–		$3.750	12/11/2016
	130,000	–		$7.500	12/30/2017
	130,000	–		$12.000	9/23/2019
Sonya L. Lambert	35,200	–		$3.750	3/4/2015
	20,000	–		$3.750	3/31/2016
	80,000	–		$3.750	9/19/2016
	80,000	–		$7.500	12/30/2017
	80,000	–		$12.000	9/23/2019
Robert D. Hirsch	80,000	–		$7.500	12/14/2018
	20,000	–		$12.000	9/23/2019
Bobby Birender S. Brar(4)	7,200	28,800	(5)	$7.500	8/24/2018
Mary L. Marbach	–	–		$–	–

(1)
After giving effect to a four-for-five reverse stock split of our common stock effected on September 17, 2009. The aggregate number of option awards outstanding at December 31, 2009 was 2,745,880.  The aggregate number of option awards owned by our Named Executive Officers at December 31, 2008 was 1,333,280.

(2)	Mr. Kerker served as our Chief Executive Officer until August 16, 2010 when we and Mr. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer.

(3)	Mr. Smith served as our Chief Financial and Accounting Officer until October 19, 2010 when we terminated his employment.

(4)	Mr. Brar served as our Vice President Supply Chain until September 20, 2010 when he tendered his resignation.

(5)
These options were scheduled to vest as follows:  7,200 vest on each of August 25, 2010, 2011, 2012 and 2013, respectively.  Pursuant to Mr. Brar’s employment agreement, upon Mr. Brar’s termination of employment, all unvested options were forfeited to us and all vested options must have been exercised within 30 days and if not exercised during the 30-day period were forfeited to us.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ira P. Kerker(1)	25,804	$229,011	–	$–
Richard P. Smith(2)	53,831	$536,628	–	$–
Sonya L. Lambert	34,194	$294,601	–	$–
Robert D. Hirsch	–	$–	–	$–
Bobby Birender S. Brar(3)	–	$–	–	$–
Mary L. Marbach	–	$–	–	$–

(1)	Mr. Kerker served as our Chief Executive Officer until August 16, 2010 when we and Mr. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer.

(2)	Mr. Smith served as our Chief Financial and Accounting Officer until October 19, 2010 when we terminated his employment.

(3)	Mr. Brar served as our Vice President Supply Chain until September 20, 2010 when he tendered his resignation.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Payments Upon Termination or Upon Change in Control

The following table sets forth information, as reported in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, concerning the payments that would be received by each Named Executive Officer upon a termination of employment without cause and, in the case of Messrs. Kerker and Smith, upon a termination which occurs within six months of a change in control.  The table assumes the termination occurred as of December 31, 2009 under the employment agreements in effect as December 31, 2009.  The table below shows only those additional amounts that the Named Executive Officers would be entitled to receive upon termination and does not show other items of compensation that may be earned and payable at such time such as earned but unpaid base salary or bonuses.  For a description of the determination of the appropriate payment and benefit levels and any material conditions or obligations applicable to the receipt of the payments, see “Executive Compensation — Employment Agreements.”

Name	Severance Payment Upon Termination
Ira P. Kerker(1)(2)(3)	$584,250
Richard P. Smith(1)(2)(4)	$557,500
Sonya L. Lambert(2)(5)	$165,600
Robert D. Hirsch	$—
Bobby Birender S. Brar(6)	$—
Mary L. Marbach	$—

(1)
Payable in 24 equal monthly installments subject to executive executing and delivering to us a full and unconditional release and executive paying any and all amounts owed to us under any contract, agreement or loan document.

(2)	Entitled to receive up to 18 months company-paid COBRA benefits.

(3)
Mr. Kerker served as our Chief Executive Officer until August 16, 2010 when we and Mr. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer.  As of the date of this proxy statement, we are in the process of reviewing Mr. Kerker’s severance arrangements.

(4)
Mr. Smith served as our Chief Financial and Accounting Officer until October 19, 2010 when we terminated his employment.  As of the date of this proxy statement, we are in the process of reviewing Mr. Smith’s severance arrangements.

(5)
Payable in a single lump sum within 30 days of termination subject to executive executing and delivering to us a full and unconditional release and executive paying any and all amounts owed to us under any contract, agreement or loan document.

(6)	Mr. Brar served as our Vice President Supply Chain until September 20, 2010 when he tendered his resignation.

Equity Compensation Plan Information

The following table summarizes our equity compensation plans as of December 31, 2009:

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	2,745,880	$5.67	1,170,000
Equity Compensation Plans Not Approved by Security Holders	-	-	-
Total	2,745,880	$5.67	1,170,000

Stock Incentive Plans

We provide stock incentive plans which have reserved, as of December 31, 2009, an aggregate of 3,915,880 shares of our common stock to grant nonqualified and incentive stock options to employees, officers, directors and certain non-employees.  Under the terms of the plans, options to purchase stock are granted at an exercise price that is determined by our Compensation Committee.  Nonqualified options generally become exercisable on the date of the grant and expire in 10 years.  Incentive stock options generally become exercisable over a five-year period and the maximum term of the option may not exceed 10 years.  As of December 31, 2009, options granted primarily to our directors were exercisable at prices that range from $0.16 to $10.35 per share.  Options granted to employees were exercisable at prices that range from $0.31 to $12.00 per share.

2007 Stock Award Plan

Our 2007 Stock Award Plan is designed to assist us in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors and consultants.  Our 2007 Stock Award Plan was adopted by our Board of Directors in October 2007 and approved by our stockholders in April 2008.

2000 Stock Option Plan

Our 2000 Stock Option Plan is designed to encourage employees, directors and consultants to own shares of our common stock and thereby align their interests with those of our stockholders.  Our 2000 Stock Option Plan was adopted by our Board of Directors and approved by our stockholders in 1999.

Director Compensation

Directors who are also our employees are not separately compensated for their services as directors but are reimbursed for out-of-pocket expenses incurred in connection with providing board services.  The following table summarizes compensation earned by our non-employee directors in 2009:

	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation(2)	Total Compensation
Allen S. Josephs, M.D.(3)	$16,300	$32,250	$30,240	$78,790
David N. Ilfeld, M.D.(4)	$14,850	$40,930	$–	$55,780
Lawrence A. Pabst, M.D.(5)	$17,550	$40,930	$–	$58,480
Robert G. Trapp, M.D.(6)	$17,650	$35,722	$–	$53,372
Stewart L. Gitler(7)	$21,100	$140,150	$25,000	$186,250
Eran Ezra(8)	$18,950	$81,860	$–	$100,810

(1)
The options vested immediately upon issuance and were granted at a per share exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.  The amounts presented represent the compensation cost recognized in 2009 in accordance with the authoritative guidance.  For a discussion of valuation, see Note 1 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC.

(2)	All of the directors except for Dr. Josephs and Mr. Gitler received personal benefits valued at less than $10,000 in the aggregate during the fiscal year ending December 31, 2009.

(3)
We paid Dr. Josephs $30,240 pursuant to a consulting arrangement with him.  Dr. Josephs had a total of 609,000 stock option awards outstanding at December 31, 2009.  In 2009, Dr. Josephs was issued options to purchase 5,000 shares for services as a director.  Dr. Josephs resigned as a director effective as of July 1, 2010.

(4)
Dr. Ilfeld had a total of 19,000 stock option awards outstanding at December 31, 2009.  In 2009, Dr. Ilfeld was issued options to purchase 7,000 shares for services as a director and for services provided while serving on our scientific advisory board.  Dr. Ilfeld was removed, without cause, as a director effective as of July 21, 2010.

(5)
Dr. Pabst had a total of 71,000 stock option awards outstanding at December 31, 2009.  In 2009, Dr. Pabst was issued options to purchase 7,000 shares for services as a director and for services provided while serving on our scientific advisory board.  Dr. Pabst was removed, without cause, as a director effective as of July 21, 2010.

(6)
Dr. Trapp had a total of 27,800 stock option awards outstanding at December 31, 2009.  In 2009, Dr. Trapp was issued options to purchase 5,800 shares for services as a director and for services provided while serving on our scientific advisory board.

(7)
We paid Mr. Gitler a $25,000 bonus for the successful completion of our initial public offering.  Mr. Gitler had a total of 29,000 stock option awards outstanding at December 31, 2009.  In 2009, Mr. Gitler was issued options to purchase 25,000 shares for services as a director.  Mr. Gitler was removed, without cause, as a director effective as of July 21, 2010.

(8)
Mr. Ezra had a total of 18,000 stock option awards outstanding at December 31, 2009.  In 2009, Mr. Ezra was issued options to purchase 14,000 shares for services as a director.  Mr. Ezra was removed, without cause, as a director effective as of July 21, 2010.

In 2009, our non-employee directors were entitled to receive:

•	an annual cash retainer of $10,000;

•	$2,000 cash payment for travel time;

•	reimbursement for travel expenses;

•	$200 per hour for telephonic Board or committee meetings;

•	stock options to purchase up to 5,000 shares of our common stock; and

•	$2,000 worth of NSI-branded products.

In addition, the Chairman of the Board, whether interim or permanent, is entitled to receive an additional $10,000 and the Chairman of the Audit Committee is entitled to receive an additional $5,000.  The Chairman of the Board, whether interim or permanent, is entitled to an additional 10,000 options to purchase shares of our common stock and the Chairman of the Audit Committee is entitled to an additional 5,000 options to purchase shares of our common stock.

Effective for the fiscal year 2010, our non-employee, non-stockholder directors will receive an annual cash retainer of $10,000 and the Chairman of the Board, whether interim or permanent, will be entitled to be paid an additional $10,000 and the Chairman of the Audit Committee will be paid an additional $5,000.  Further, each non-employee director will receive $2,000 per year of product allotment and stock options to purchase 5,000 shares of our common stock (15,000 for the Chairman of the Board, whether interim or permanent, and 10,000 for the Chairman of the Audit Committee) exercisable at a strike price to be determined by our Board on the date of grant to be the fair market value of our stock.  The cash retainer is payable quarterly and the stock options vest immediately.  All directors are entitled to reimbursement for reasonable travel and business expenses incurred in connection with attending meetings of our Board of Directors or committees of our Board of Directors.

We paid Dr. Josephs $4,320 per month through July 2010 for consulting services provided to us.  Dr. Josephs resigned as a director effective as of July 1, 2010.

We are in the process of reviewing with our outside compensation consulting firm, Compensia, the compensation arrangements for our non-employee directors and we expect to modify the compensation arrangements for such non-employee directors to be competitive with the compensation levels for non-employee directors at comparable companies.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Gaffney, Jung, Kumin and Stibel.  As of December 31, 2009, our Compensation Committee consisted of Drs. Pabst, Trapp and Josephs.  None of the current members or former members of our Compensation Committee has, at any time, served as an officer or employee of our company, with the exception of Dr. Josephs, who served as our President from 2001 to 2005.  None of our executive officers currently serves, or in the past year has served, as a member of our Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.  On June 17, 2008, Dr. Trapp loaned us $400,000, which was repaid in full in June 2009, as more fully described under the heading “Certain Relationships and Related Party Transactions.”

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management.  Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Dr. Robert G. Trapp(2)
Dr. Lawrence A. Pabst(3)
Dr. Allen S. Josephs(4)

(1)
This Compensation Committee Report was originally furnished to the SEC in our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on March 30, 2010.  Accordingly, the name of each former member of the Compensation Committee appears in this Compensation Committee Report.

(2)	Dr. Trapp resigned his position on the Compensation Committee effective as of July 23, 2010.

(3)	Dr. Pabst was removed, without cause, as a director of our company, including from his position on the Compensation Committee, effective as of July 21, 2010.

(4)	Dr. Josephs resigned as a director of our company, including from his position on the Compensation Committee, effective as of July 1, 2010.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference herein.

As more fully described in its charter, the purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor.  The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

As part of its oversight of our financial statements, the committee reviews and discusses with both management and our independent registered public accountants all annual and quarterly financial statements prior to their issuance.  During 2009, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the committee.  These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to U.S. Auditing Standards No. 61, as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The committee also discussed with McGladrey & Pullen, LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from McGladrey & Pullen, LLP to the committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the committee concerning independence.  In addition, the committee discussed with the independent auditor the overall scope and plans for its audit.  The committee discussed with the independent auditor, with and without management present, the results of the examinations, its evaluations of our company and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The report has been furnished by the Audit Committee of the Board of Directors.

Eran Ezra, Chairman(1)
Robert G. Trapp, M.D.

(1)        The name of each former member of the Audit Committee who recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC appears in this Report of the Audit Committee.  Mr. Ezra was removed, without cause, as a director of our company, including from his position on the Audit Committee, effective as of July 21, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the year ended December 31, 2009, we are not aware of any person who, at any time during such year, was a director, officer or beneficial owner of more than 10% of our common stock failed to comply with all Section 16(a) filing requirements during such year.  However, we did not receive written representations from the following former directors and officers, Messrs. Kerker, Smith, Brar, Ezra and Gitler and Drs. Ilfeld, Josephs and Pabst, nor did we receive written representations from Mr. Gorsek, a beneficial owner of more than 10% of our common stock during such year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock on November 9, 2010, by the following:

•	each of our directors, director-nominees and executive officers;

•	all of our directors, director-nominees and executive officers as a group; and

•	each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 9, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.  Percentage of beneficial ownership is based upon 27,782,460 shares of our common stock outstanding as of November 9, 2010.

Except as otherwise indicated and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent Beneficially Owned
Directors, Director-Nominees and Executive Officers:
Jeffrey J. Horowitz(2)	166,666	*
Stephen E. Markert, Jr.	—	*
Sonya L. Lambert(3)	295,200	1.1%
Robert D. Hirsch(4)	100,000	*
Mary L. Marbach(5)	180	*
Christopher S. Gaffney(6)	5,419,697	19.5%
Mark A. Jung	—	*
Michael A. Kumin(7)	20,630	*
Michael Sheridan	—	*
Jeffrey M. Stibel	—	*
Robert G. Trapp, M.D.(8)	753,926	2.7%
Bobby Birender S. Brar(9)	—	*
Eran Ezra(10)	18,000	*
Stewart Gitler(11)	29,000	*
Ira P. Kerker(12)	503,480	1.8%
Richard P. Smith(13)	393,600	1.4%
David N. Ilfeld, M.D.(14)	2,733,412	9.8%
Allen S. Josephs, M.D.(15)	2,567,285	9.0%
Lawrence A. Pabst, M.D.(16)	708,710	2.6%
Directors, Director-Nominees and Executive Officers as a group (11) persons)(17)	6,756,299	23.8%
5% Stockholders:
Group comprised of Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P.(18)	5,419,697	19.5%
Group comprised of Freshford Capital Management, LLC, Freshford GP, LLC and Freshford Partners, LP(19)	1,940,400	7.0%
Group comprised of Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron(20)	1,679,300	6.1%

*      Less than 1%

(1)	Except as otherwise indicated, each person may be reached at our company’s address at Vitacost.com Inc., 5400 Broken Sound Boulevard, NW, Suite 500, Boca Raton, FL 33487.

(2)
Mr. Horowitz holds options to purchase 166,666 shares of common stock exercisable at the following prices: 166,666 shares at $8.91 per share.  All options are immediately exercisable or are exercisable within 60 days of November 9, 2010 and are included in the table above.

(3)
Ms. Lambert holds options to purchase 295,000 shares of common stock exercisable at the following prices: (i) 135,200 shares at $3.75 per share; (ii) 80,000 shares at $7.50 per share; and (iii) 80,000 at $12.00 per share.  All options are immediately exercisable.

(4)
Mr. Hirsch holds options to purchase 100,000 shares of common stock exercisable at the following prices: (i) 80,000 shares of common stock exercisable at $7.50 per share ; and (ii) 20,000 shares of common stick exercisable at $12.00 per share.  All options are immediately exercisable.

(5)	Ms. Marbach owns 145 shares of common stock individually and 35 shares are held in trust for her minor child.

(6)
Mr. Gaffney owns no shares of common stock individually and holds no options to purchase shares of common stock.  For additional information regarding Mr. Gaffney’s beneficial ownership of shares of common stock, see note (18), below.

(7)	Mr. Kumin owns 20,630 shares of common stock.

(8)
Dr. Trapp owns 726,126 shares of common stock and holds options to purchase 27,800 shares of common stock exercisable at the following prices: (i) 10,000 at $0.16 per share; (ii) 800 at $1.88 per share; (iii) 800 at $2.50 per share; (iv) 800 at $3.13 per share; (v) 10,400 at $7.50 per share; and (vi) 5,000 at $12.00 per share.  All options are immediately exercisable.

(9)	Mr. Brar served as our Vice President Supply Chain until September 20, 2010 when he tendered his resignation.

(10)
Mr. Ezra holds options to purchase 18,000 shares of common stock exercisable at the following prices: (i) 8,000 at $7.50 per share; and (ii) 10,000 at $12.0 per share.  All options are immediately exercisable.  Mr. Ezra was removed, without cause, as a director effective as of July 21, 2010.  Mr. Ezra’s share ownership is based solely on information maintained by us through July 21, 2010.

(11)
Mr. Gitler holds options to purchase 29,000 shares of common stock exercisable at the following prices: (i) 14,000 shares at $7.50 per share; and (ii) 15,000 shares at $12.00 per share.  All options are immediately exercisable.  Mr. Gitler was removed, without cause, as a director effective as of July 21, 2010.  Mr. Gitler’s share ownership is based solely on information maintained by us through July 21, 2010.

(12)
Mr. Kerker holds options to purchase 503,480 shares of common stock exercisable at the following prices: (i) 33,480 shares at $3.13 per share; (ii) 140,000 shares at $3.75 per share; (iii) 130,000 shares at $7.50 per share; and (iv) 200,000 shares at $12.00 per share.  All options are immediately exercisable.  Mr. Kerker served as our Chief Executive Officer and as a member of our Board of Directors until August 16, 2010 when we and Mr. Kerker mutually agreed to Mr. Kerker’s separation from our company as Chief Executive Officer and as a member of our Board of Directors.  Mr. Kerker’s share ownership is based solely on information maintained by us through August 16, 2010.

(13)
Mr. Smith holds options to purchase 393,600 shares of common stock exercisable at the following prices: (i) 100,000 shares at $3.75 per share; (ii) 20,000 shares at $2.50 per share; (iii) 13,600 shares at $2.03 per share; (iv) 130,000 at $7.50 per share; and (v) 130,000 at $12.00 per share.  All options are immediately exercisable.  Mr. Smith served as our Chief Financial and Accounting Officer until October 19, 2010 when we terminated his employment.  Mr. Smith’s share ownership is based solely on information maintained by us through October 19, 2010.

(14)
Dr. Ilfeld owns 2,714,412 shares of common stock (including 64,000 shares of common stock owned by his spouse to which he disclaims beneficial ownership) and holds options to purchase 19,000 shares of common stock exercisable at the following prices: (i) 14,000 shares at $7.50 per share; and (ii) 5,000 shares at $12.00 per share.  All options are immediately exercisable.  Dr. Ilfeld was removed, without cause, as a director effective as of July 21, 2010.  Dr. Ilfeld’s share ownership is based solely on information maintained by us through July 21, 2010.

(15)
Dr. Josephs owns 1,477,485 shares of common stock through the Josephs Family Limited Partnership, 300,800 shares in the Josephs Grantor Retained Annuity Trust and 180,000 shares in the A.M. Josephs Family Foundation.  Dr. Josephs also holds options to purchase 609,000 shares of common stock exercisable at the following prices: (i) 270,000 at $0.16 per share; (ii) 102,000 at $1.88 per share; (iii) 102,000 at $2.50 per share; (iv) 122,000 at $3.13 per share; (v) 8,000 at $7.50 per share; and (vi) 5,000 at $12.00 per share.  All options are immediately exercisable.  Dr. Josephs resigned as a director effective as of July 1, 2010.  Dr. Josephs’ share ownership is based solely on information maintained by us through July 1, 2010.

(16)
Dr. Pabst owns 263,710 shares individually, 280,000 shares through Pabst Company Limited and 120,000 shares through the Trust of Lawrence Pabst 5/15/09.  Dr. Pabst also holds options to purchase 45,000 shares of common stock exercisable at the following prices: (i) 20,000 at $0.16 per share; (ii) 2,000 at $1.88 per share; (iii) 2,000 at $2.50 per share; (iv) 2,000 at $3.13 per share; (v) 14,000 shares at $7.50 per share; and (vi) 5,000 shares at $12.00 per share.  All options are immediately exercisable.  Dr. Pabst was removed, without cause, as a director effective as of July 21, 2010.  Dr. Pabst’s share ownership is based solely on information maintained by us through July 21, 2010.

(17)	Includes shares beneficially owned by all current directors and executive officers as of November 9, 2010 and each of our director-nominees set forth above.

(18)
Based on the statement on Schedule 13D (Amendment No. 6) filed with the SEC on October 13, 2010, Mr. Gaffney and John G. Hayes have reported shared voting and dispositive power with respect to all 5,419,697 shares of common stock.  GHI has reported shared voting and dispositive power with respect to 15,801 of such shares of common stock.  GHEPIII, Great Hill Partners GP III, L.P. (“GPIII”), and GHP III, LLC (“GHPIII”), have reported shared voting and dispositive power with respect to 3,545,064 of such shares of common stock.  GHEPIV, Great Hill Partners GP IV, L.P. (“GPIV”), and GHP IV, LLC (“GHPIV”), have reported shared voting and dispositive power with respect to 1,858,832 of such shares of common stock.  Matthew T. Vettel has reported shared voting and dispositive power with respect to 5,404,796 of such shares of common stock.  GPIII is the sole general partner of GHEPIII, and the sole general partner of GPIII is GHPIII.  The sole general partner of GHEPIV is GPIV, and the sole general partner of GPIV is GHPIV.  Messrs. Gaffney and Hayes are managers of GHI, and managers of the general partners of GHPIII and GHPIV, and Mr. Vettel is a manager of GHPIII and GHPIV.  GPIII may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHEPIII, and GHPIII may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHEPIII and that may be deemed indirectly beneficially owned by GPIII.  GPIV may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHEPIV, and GHPIV may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHEPIV and that may be deemed indirectly beneficially owned by GPIV.  Each of Messrs. Gaffney and Hayes may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHI, GHPIII and GHPIV, and Mr. Vettel may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHPIII and GHPIV.  Each of Messrs. Gaffney, Hayes and Vettel, GHI, GHPIII and GHPIV disclaims beneficial ownership of such shares of common stock.  The address of each of the above entities and individuals is One Liberty Square, Boston, Massachusetts 02109.

(19)
Based on the statement on Schedule 13G filed with the SEC on September 10, 2010, Freshford Capital Management, LLC has reported sole voting and dispositive power with respect to 539,033 shares of common stock and shared voting and dispositive power with respect to 1,401,367 shares of common stock.  Freshford GP, LLC and Freshford Partners, LP have reported shared voting and dispositive power with respect to 1,401,367 shares of common stock.  Each of Freshford Capital Management, LLC, Freshford GP, LLC and Freshford Partners, LP disclaims beneficial ownership of such shares of common stock, except to the extent of his pecuniary interest therein.  The address of Freshford Capital Management, LLC, Freshford GP, LLC and Freshford Partners, LP is 10 Bank Street, Suite 675, White Plains, New York 10606.

(20)
Based on the statement on Schedule 13G filed with the SEC on February 12, 2010, BAMCO, Inc., Baron Capital Group, Inc., and Ronald Baron have reported shared voting and dispositive power with respect to all such shares of common stock.  The address of BAMCO, Inc., Baron Capital Group, Inc. and Ronald Baron is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Current and Former Directors and Officers

In September 2008, we advanced Mr. Gorsek, our former Chief Operations Architect, $215,241.  The loan was interest free and was repaid in full upon the successful completion of our initial public offering.

On July 15, 2008, one of our former Board members, Dr. Ilfeld, loaned us $1,600,000 on an unsecured basis.  The loan bore interest at the greater of one-month LIBOR plus 3.0% or 8.0% for the first six months and increases by 0.5% per month to a maximum interest rate of 13.0%.  The loan matures on July 14, 2014, subject to repayment terms based on us meeting certain financial covenants.  During 2009 and 2008, we paid interest of $92,000 and $53,333, respectively, and did not make any principal payments on the loan.  The loan was paid in full in December 2009.

On June 17, 2008, one of our Board members, Dr. Trapp, loaned us $400,000 on an unsecured basis.  The loan bore interest at the greater of one-month LIBOR plus 3.0% or 8.0% for the first six months and increases by 0.5% per month to a maximum interest rate of 13.0%.  The loan matures on June 16, 2014, subject to repayment terms based on us meeting certain financial covenants.  During 2009 and 2008, we paid interest of $19,000 and $16,000, respectively, and did not make any principal payments on the loan.  This loan was repaid in full in June 2009.

Effective January 29, 2007, we advanced Mr. Gorsek $1,165,625 so that he could exercise stock options to purchase 628,000 shares of our common stock (after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  The loan bore simple interest at the rate of 7.25% per annum, payable quarterly in arrears and was repaid in full upon the successful completion of our initial public offering.

On August 3, 2010, we and Mr. Horowitz entered into a consulting agreement pursuant to which Mr. Horowitz was to provide certain management consulting services to us for a term of six months.  Such services included assisting our Board of Directors with the execution of management’s business plan and operating strategies.  In consideration for Mr. Horowitz’ consulting services, we agreed to pay Mr. Horowitz a consulting fee of $140,000 for the term of the consulting agreement, payable in six $23,333 monthly installments, and an additional fee of $140,000 if Mr. Horowitz continued to perform his services through and as of the sixth month anniversary date of the consulting agreement.  Mr. Horowitz also received a nonqualified stock option to purchase up to a maximum of 200,000 shares of our common stock under our 2007 Stock Award Plan.  On August 3, 2010, Mr. Horowitz was also appointed to serve as a director of our company.  The cash and equity compensation of Mr. Horowitz as a director was to be the same as previously reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for our other non-employee directors.  On August 16, 2010, our Board of Directors appointed Mr. Horowitz as our Interim Chief Executive Officer.  Mr. Horowitz currently receives compensation pursuant to his consulting agreement with us.  As of the date of this proxy statement, we are in the process of negotiating Mr. Horowitz’s compensation arrangements in connection with his employment as our Interim Chief Executive Officer.  As a result of Mr. Horowitz’s appointment as Interim Chief Executive Officer, Mr. Horowitz receives no compensation for his services as a director.  Mr. Horowitz is, however, reimbursed for the out-of-pocket expenses incurred in connection with the provision of his services as a director.

Indemnification Agreements

Our certificate of incorporation and bylaws contain provisions that limit the liability of our directors and provide for indemnification of our officers and directors to the full extent permitted under Delaware law.  In addition, we have entered into separate indemnification agreements with our directors and officers that could require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.  Such provisions do not, however, affect liability for any breach of a director’s duty of loyalty to us or our stockholders, liability for acts or omissions not in good faith or involving active and deliberate dishonesty or knowing violations of law or liability for transactions in which the director derived an improper personal benefit, among others.

Stockholder Agreement with the Great Hill Entities

We have entered into a Stockholder Agreement with the Great Hill Entities.  The Stockholder Agreement contains certain restrictions with respect to the Great Hill Entities’ ownership of our common stock, including, without limitation, with respect to voting, participation in third-party tender offers, affiliate transactions, board composition and sales by the Great Hill Entities of their shares of our common stock in privately negotiated transactions.  All capitalized terms used and not defined in this “Stockholder Agreement with the Great Hill Entities” section of this proxy statement have the respective meanings assigned to them in the Stockholder Agreement.

Voting Restrictions and Obligations

The Stockholder Agreement provides that for a period of seven years (the “Voting Standstill Period”), at such time(s) as the Great Hill Entities and/or its Controlled Affiliates beneficially own more than 30% of our outstanding common stock (such amount in excess of 30% of our common stock, the “Excess Shares”), the Great Hill Entities will vote or furnish a written consent in respect of the Excess Shares in direct proportion to the votes cast or written consents furnished by all Non-Affiliate Holders with regard to each matter submitted by us or a third party to our stockholders for their vote or written consent (the “Proportional Voting Requirement”).

The voting restrictions described above will not apply during such time as:

•
any Person or group (other than the Great Hill Entities or their Controlled Affiliates) become and are the beneficial owner of 15% or more of our outstanding common stock with the prior approval of the Majority Independent Board;

•	we publicly announce and are a party to a definitive agreement approved by the Majority Independent Board, providing for,

•	a merger, business combination or similar transaction,

•	a restructuring, reorganization, liquidation, dissolution or other similar transaction, or

•	the sale of all or substantially all of our assets.

In addition, the Proportional Voting Requirement will not apply with respect to certain public proxy or consent solicitations to the extent conducted by a non-Great Hill Entity.

Majority Independent Board

During the Voting Standstill Period, to the fullest extent permitted by law, the Great Hill Entities will take all lawful action to ensure that our Board is composed, at all times, of a majority of Non-Great Hill Directors.

Third-Party Tender Offer Restrictions and Obligations

With respect to any tender offer conducted by a third party and not approved or recommended by the Majority Independent Board, the Great Hill Entities will not enter into any tender commitment or voting support agreement in respect of the Excess Shares and will cause the Excess Shares to be tendered (or not tendered) in direct proportion to the manner in which all Non-Affiliate Holders tender (or do not tender) their common stock.

Restrictions on Affiliate Transactions

For as long as the Great Hill Entities and/or their Controlled Affiliates beneficially own any shares of our common stock, we will not enter into any transactions with the Great Hill Entities and/or their Controlled Affiliates, unless they are approved in advance by the Majority Independent Board.

Great Hill Entities’ Board Representation

During the Voting Standstill Period and during such time as the Great Hill Entities and/or their Controlled Affiliates beneficially own at least 15% of our outstanding common stock:

•
the Great Hill Entities have the right to nominate two persons as directors of our company who are reasonably acceptable to the our Nominating/Corporate Governance Committee (the “Great Hill Designees,” and each, a “Great Hill Designee”); and

•	to the fullest extent permitted by law, we have agreed to take certain actions to cause the Great Hill Designees to be nominated and recommended for election to our Board.

If any Great Hill Designee serving as a director dies, resigns, is disqualified or is removed as a director, and the Great Hill Entities are then entitled to designate a Great Hill Designee, the resulting vacancy will be filled by a person nominated by the Great Hill Entities and reasonably acceptable to our Nominating/Corporate Governance Committee.

We will use our reasonable best efforts not to modify the composition of our Board in a manner that would likely result in the elimination or significant diminishment of the rights of the Great Hill Entities specified above.  The foregoing does not limit our right to increase the number of directors on our Board.

Our obligation to nominate a Great Hill Designee for election as a director of our company or to fill a vacancy with a successor Great Hill Designee, as described above, will terminate at such time as the Great Hill Entities and/or their Controlled Affiliates cease to beneficially own at least 15% of our outstanding common stock.

Private Sale Transfer Restrictions

The Great Hill Entities will provide us with written notice at least three business days prior to engaging in a Private Sale to any Person:

•	pursuant to which such Person and/or such Person’s Controlled Affiliates would beneficially own 20% or more of our outstanding common stock, or

•	who has publicly announced an intention to:

•	influence or seek control of us or our Board, or

•
conduct a proxy or consent solicitation to (i) remove and/or elect our directors, (ii) amend or modify our certificate of incorporation or bylaws, or (iii) submit any stockholder proposal for inclusion in any of our proxy materials relating to director nominations or controlling or influencing control of us or our Board.

Such written notice, to the extent applicable, must include the identity of the proposed transferee, the proposed price per share, a summary of the material terms of the intended sale, and a summary of any agreements between the Great Hill Entities and the proposed transferee with respect to us or our common stock.

Reimbursement of Consent Solicitation Expenses

We agreed to reimburse the Great Hill Entities for up to $700,000 of their out-of-pocket expenses incurred in connection with the solicitation of written consents from our stockholders conducted by the Great Hill Entities, pursuant to which, on July 21, 2010, our stockholders amended our bylaws; removed, without cause, certain of our (now former) directors; and elected each of Messrs. Gaffney, Jung, Kumin and Stibel as directors of our company.

Registration Rights Agreement with the Great Hill Entities and Certain of Their Affiliates

In their capacity as our affiliates, the Great Hill Entities are subject to certain restrictions on their ability to sell shares of our common stock currently owned and hereafter acquired (if so acquired) by them under applicable U.S. federal securities laws.  The Great Hill Entities have also separately agreed with us to comply with our securities trading policies applicable to our directors and officers.  Messrs. Gaffney and Kumin currently serve on our Board as the Great Hill Designees.

Concurrently with entering into the Stockholders Agreement, we entered into a Registration Rights Agreement with the Great Hill Entities and the Holders.  All capitalized terms used and not defined in this “Registration Rights Agreement with the Great Hill Entities and Certain of Their Affiliates” section of this proxy statement have the respective meanings assigned to them in the Registration Rights Agreement.

Of the 5,419,697 shares of our common stock beneficially owned by the Holders as of the date of the Registration Rights Agreement, one-half (or 2,709,848) of such shares immediately constituted Registrable Securities and, therefore, were immediately entitled to demand and piggyback registration rights under the Registration Rights Agreement.  After the expiration of 18 months until the termination of the Registration Rights Agreement, all remaining shares of our common stock then beneficially owned by the Holders (which includes all shares of our common stock acquired by the Holders, if any, subsequent to the date of the Registration Rights Agreement) will constitute Registrable Securities and are entitled to full registration rights under the Registration Rights Agreement.

Demand Registration Rights

The Registration Rights Agreement provides that, subject to certain blackout and suspension requirements  and other limitations, upon the request of the Holders of a majority of Registrable Securities, we will effect the underwritten registration under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of our common stock beneficially owned by the Holders to the extent of the aggregate limitation on the number of Registrable Securities described above.

The Holders cannot make a request for a Demand Registration for less than 50% of all Registrable Securities then owned by them and subject to the Registration Rights Agreement, and we are not required to effect (i) more than one Demand Registration during any 12-month period or (ii) more than two Demand Registrations under the Registration Rights Agreement.  The Demand Registration must be in the form of an underwritten public offering only.

If the Managing Underwriter notifies us that it must limit the number of Registrable Securities that can be included in a demand registration (an “Underwriters’ Maximum Number”), then:

•	we will include in such demand registration only such number of Registrable Securities that does not exceed the Underwriters’ Maximum Number, and

•	such permissible number of Registrable Securities will be allocated pro rata among the Holders based on the number of Registrable Securities requested to be included by each Holder.

We may postpone a registration under the Registration Rights Agreement, or require a Holder to refrain from disposing of Registrable Securities under the registration, in either case, for no more than 90 consecutive days, if we make a good faith determination that:

•	such registration or disposition would materially interfere with any then pending or proposed material transaction, or

•	the Holder(s) are in possession of material non-public information the premature public disclosure of which we reasonably believe would not be in our best interests;

; provided that we cannot suspend a registration for the reasons described above for more than 135 days in any 12-month period.

Shelf Registration Rights

Eighteen months following the date of the Registration Rights Agreement (provided that at such time we are eligible to use a short-form registration statement for a secondary offering of our securities), upon the request of Holders of a majority of the Registrable Securities, we will file a short-form registration statement under the Securities Act for the resale, from time to time, pursuant to Rule 415 under the Securities Act by the Holders of the requested number of shares of Registrable Securities of the Holders (the “Shelf Registration Statement”).  We will maintain the effectiveness of the Shelf Registration Statement for 18 months (or until such earlier time as all of the Registrable Securities can be sold without restriction pursuant to Rule 144 under the Securities Act).

Piggyback Registration Rights

If we propose to register any of our securities for our own account under the Securities Act (subject to certain exceptions, including an acquisition or business combination, issuances related solely to stock options and employee benefit plans, or pursuant to a Demand Registration or shelf registration for Holders (a “Piggyback Registration”), we will be required to include Registrable Securities in each Piggyback Registration if requested to do so by any Holder in accordance with certain notice requirements in the Registration Rights Agreement.  The Holders of Registrable Securities will be permitted to withdraw all or any part of their shares from any Piggyback Registration prior to the effective date of such Piggyback Registration, except as otherwise provided in a written agreement with our underwriter.  Subject to certain restrictions, we can offer to include any shares of our common stock beneficially owned by any of our directors or executive officers in any Piggyback Registration on the same terms and conditions applicable to the Holders of the Registrable Securities.

If a Piggyback Registration is in the form of an underwritten offering, and the Managing Underwriter provides notice to us of an Underwriters’ Maximum Number, then:

•	we will be entitled to include any number of our securities for our own account that does not exceed the Underwriters’ Maximum Number; and

•
the number of our securities offered and sold by us for our own account, if any, that exceeds the Underwriters’ Maximum Number will be allocated pro rata among the Holders and our directors and executive officers on the basis of the number of securities requested to be included by each such Person.

Most Favored Nation

We also agreed that if, at any time after the date and during the term of the Registration Rights Agreement, we enter into a registration rights agreement (or similar agreement) with any person or entity who is not a Holder and such person or entity obtains registration rights on more favorable terms than those contained in the Registration Rights Agreement, the Registration Rights Agreement will be amended for the benefit of the Holders to include such more favorable terms.

Registration Expenses; Indemnification

We will pay all of the registration costs and expenses incurred in connection with each Demand Registration, shelf registration or Piggyback Registration, as the case may be, under the Registration Rights Agreement and will reimburse the Holders for certain reasonable fees incurred by them in connection therewith.  Each Holder, however, will be responsible for any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities pursuant to a Registration Statement.  Our obligation to pay registration expenses as described above applies irrespective of whether any sales of Registrable Securities occur pursuant to a demand, shelf or piggyback registration under the Registration Rights Agreement.  We and the Holders further agreed to certain indemnification obligations with respect to liabilities which could arise and be asserted under U.S. federal securities laws.

Termination of Registration Rights

The Registration Rights Agreement will terminate on the earlier of the date that (i) the Holders no longer beneficially own any Registrable Securities or (ii) all Registrable Securities are eligible for sale without any volume or other limitations or transfer restrictions under the Securities Act.

Procedures for Related Party Transactions

Under our Code of Conduct and Ethics, our employees, officers and directors are encouraged to avoid actual or apparent conflicts of interest between personal and corporate-related relationships.  In particular, our employees, officers and directors should not participate in a personal business transaction with us in which they will receive a significant profit or gain, unless otherwise approved by our Board.  Further, our employees, officers and directors should advise our Board of any prospective or existing potential conflict.  Pursuant to applicable NASDAQ requirements and our Audit Committee’s charter, our Audit Committee must approve any related-party transactions reported to our Board.  In approving or rejecting such proposed transactions, our Audit Committee considers the facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.  Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.  A copy of our Code of Conduct and Ethics and Audit Committee Charter have been previously filed as Exhibits 14 and 99.2, respectively, to our Form S-1 filed with the SEC on June 20, 2007 and are available for review at the investor relations section of our corporate website at http://investor.vitacost.com.

We believe the terms of our related party transactions are comparable to terms of transactions with unrelated third parties, except for our interest-free loan to Mr. Gorsek made in September 2008 and described above.  The loan to Mr. Gorsek, as initially approved by our Board of Directors in September 2008, accrued interest at a rate equal to the one-month LIBOR plus 2.75% but the payment of such accrued interest was deferred.  Mr. Gorsek moved to Utah to oversee our distribution center operations in Spanish Fork, Utah.  As we began transitioning our manufacturing and distribution operations from Utah to North Carolina, Mr. Gorsek purchased a second home in North Carolina while maintaining his principal residence in Florida.  As a result of the significant deterioration in the U.S. housing market, Mr. Gorsek was unable to sell his Utah home and, at the same time, purchased a new home in North Carolina.  Accordingly, our Board of Directors determined the loan to Mr. Gorsek was appropriate.  In December 2008, as the U.S. housing market continued to decline and as a result of Mr. Gorsek’s significant contributions toward overseeing construction and development of our North Carolina facility and implementing our manufacturing capabilities, our Board of Directors modified the loan to provide for it to be interest free.

PROPOSAL TWO:

PROPOSAL TO APPROVE AND ADOPT THE VITACOST.COM INC. 2010 INCENTIVE
COMPENSATION PLAN

Background

On November 1, 2010, our Board of Directors approved and adopted the Vitacost.com Inc. 2010 Incentive Compensation Plan (the “2010 Plan”), effective as of December 9, 2010, and recommended that it be submitted to our stockholders for their approval at the meeting.

Purpose

The purpose of the 2010 Plan is to assist us and our subsidiaries and other designated affiliates (our “Related Entities”), in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in our company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value.

The effective date of the 2010 Plan (the “Effective Date”), is December 9, 2010.  As of the date of this proxy statement, no awards have been granted under the 2010 Plan.

Stockholder approval of the 2010 Plan is required (i) to comply with certain exclusions from the limitations of Section 162(m) of the Code, as described below, (ii) for the 2010 Plan to be eligible under the “plan lender” exemption from the margin requirements of Regulation G under the Exchange Act, (iii) to comply with the incentive stock options rules under Section 422 of the Code, and (iv) to comply with the stockholder approval requirements for the listing of shares on The NASDAQ Stock Market.

The following is a summary of certain principal features of the 2010 Plan.  This summary is qualified in its entirety by reference to the complete text of the 2010 Plan.  Stockholders are urged to read the actual text of the 2010 Plan in its entirety, which is set forth as Appendix A to this proxy statement.

Our Board of Directors recommends a vote “for” the 2010 Incentive Compensation Plan.

Shares Available for Awards; Annual Per-Person Limitations

Under the 2010 Plan, the total number of shares of our common stock reserved and available for delivery under the 2010 Plan (the “Awards”), at any time during the term of the 2010 Plan will be equal to 6,000,000 shares, increased by any shares remaining available for delivery under the Vitacost.com Inc. 2007 Stock Award Plan, as amended (the “Prior Plan”), on the Effective Date.  As of November 9, 2010, there were approximately 750,000 shares remaining available for delivery under the Prior Plan.  The foregoing limit will be increased by the number of shares of our common stock with respect to which Awards previously granted under the 2010 Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an Award to pay the exercise price or any tax withholding requirements.  Awards issued in substitution for Awards previously granted by a company acquired by us or our Related Entity, or with which we or any of our Related Entities combines, do not reduce the limit on grants of Awards under the 2010 Plan.

No Awards may be made under the Prior Plan after the Effective Date.

The 2010 Plan imposes individual limitations on the amount of certain Awards in part to comply with Section 162(m) of the Code.  Under these limitations, during any 12-month period, no participant may be granted (i) stock options or stock appreciation rights (“SARs”), with respect to more than 2,000,000 shares of our common stock, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-Awards with respect to more than 2,000,000 shares of our common stock, in each case, subject to adjustment in certain circumstances.  The maximum amount that may be paid out as performance units with respect to any 12-month performance period is $2,500,000 (pro-rated for any 12-month performance period that is less than 12 months), and is $5,000,000 with respect to any performance period that is more than 12 months.

The Committee (as defined below) is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of our common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate.  Our Compensation Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Eligibility

The persons eligible to receive Awards under the 2010 Plan are the officers, directors, employees, consultants and other persons who provide services to us or our Related Entities.  An employee on leave of absence may be considered as still in our or our Related Entities’ employ for purposes of eligibility for participation in the 2010 Plan.

Administration

The 2010 Plan is to be administered by a committee designated by our Board of Directors consisting of not less than two directors (the “Committee”).  All Committee members must be “non-employee directors” as defined by Rule 16b-3 under the Exchange Act, “outside directors” for purposes of Section 162(m) of the Code, and “independent” as defined by The NASDAQ Stock Market or any other national securities exchange on which any of our securities may be listed for trading in the future.  However, except as otherwise required to comply with Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, our Board of Directors may exercise any power or authority granted to the Committee under the 2010 Plan.  Subject to the terms of the 2010 Plan, the Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each participant) and the rules and regulations for the administration of the 2010 Plan, construe and interpret the 2010 Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the 2010 Plan.

Stock Options and Stock Appreciation Rights

The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR.  The exercise price per share subject to an option and the grant price of an SAR are determined by the Committee, but in the case of an ISO must not be less than the fair market value of a share of our common stock on the date of grant.  For purposes of the 2010 Plan, the term “fair market value” means the fair market value of our common stock, Awards or other property as determined by the Committee or under procedures established by the Committee.  Unless otherwise determined by the Committee, the fair market value of our common stock as of any given date will be the closing sales price per share of our common stock as reported on the principal stock exchange or market on which our common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.  The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the Committee, except that no option or SAR may have a term exceeding 10 years.  Methods of exercise and settlement and other terms of the SAR are determined by the Committee.  The Committee, thus, may permit the exercise price of options awarded under the 2010 Plan to be paid in cash, shares, other Awards or other property (including loans to participants).  Options may be exercised by payment of the exercise price in cash, shares of our common stock, outstanding Awards or other property having a fair market value equal to the exercise price, as the Committee may determine from time to time.

Restricted and Deferred Stock

The Committee is authorized to grant restricted stock and deferred stock.  Restricted stock is a grant of shares of our common stock which may not be sold or disposed of, and which will be subject to such risks of forfeiture and other restrictions as the Committee may impose.  A participant granted restricted stock generally has all of the rights of our stockholders, unless otherwise determined by the Committee.  An Award of deferred stock confers upon a participant the right to receive shares of our common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose.  Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The Committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other Awards or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments.  Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, Awards or otherwise as specified by the Committee.

Bonus Stock and Awards in Lieu of Cash Obligations

The Committee is authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares of our common stock or other Awards in lieu of our obligations to pay cash under the 2010 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Other Stock-Based Awards

The Committee or our Board of Directors is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock.  The Committee determines the terms and conditions of such Awards.

Performance Awards

The Committee is authorized to grant performance Awards to participants on terms and conditions established by the Committee.  The performance criteria to be achieved during any performance period and the length of the performance period is determined by the Committee upon the grant of the performance Award; provided, however, that a performance period cannot be shorter than 12 months or longer than five years.  Performance Awards may be valued by reference to a designated number of shares (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units).  Performance Awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the Committee.  Performance Awards granted to persons whom the Committee expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Committee, be subject to provisions that should qualify such Awards as “performance-based compensation” not subject to the limitation on tax deductibility by us under Section 162(m) of the Code.  For purposes of Section 162(m), the term “covered employee” means our Chief Executive Officer and each other person whose compensation is required to be disclosed in our filings with the SEC by reason of that person being among our three highest compensated officers, other than our Chief Executive Officer, as of the end of a taxable year.  If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance Award intended to qualify under Section 162(m) of the Code is to be exercised by the Committee and not our Board of Directors.

If and to the extent that the Committee determines that these provisions of the 2010 Plan are to be applicable to any Award, one or more of the following business criteria for our company, on a consolidated basis, and/or for our Related Entities, or for business or geographical units of our company and/or our Related Entities (except with respect to the total stockholder return and earnings per share criteria), may be used by the Committee in establishing performance goals for Awards under the 2010 Plan:  (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the fair market value of our common stock.  Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.  The Committee may exclude the impact of an event or occurrence which the Committee determines should appropriately be excluded, including without limitation (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges, (ii) an event either not directly related to our operations of or not within the reasonable control of our management, or (iii) a change in accounting standards required by generally accepted accounting principles.

The Committee may, in its discretion, determine that the amount payable as a performance Award will be reduced from the amount of any potential Award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other Awards or other property, in the discretion of the Committee.  The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles.  The Committee is authorized to place cash, shares of our common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the 2010 Plan.  The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations.  Awards granted under the 2010 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 under the Exchange Act.

Awards under the 2010 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law.  The Committee may, however, grant Awards in exchange for other Awards under the 2010 Plan, Awards under other plans maintained by us, or other rights to payment from us, and may grant Awards in addition to and in tandem with such other Awards, rights or other Awards.

Acceleration of Vesting; Change in Control

The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement or otherwise determined by the Committee, vesting will occur automatically in the case of a “change in control” of our company (including the cash settlement of SARs which may be exercisable in the event of a change in control).  In addition, the Committee may provide in an Award agreement that the performance goals relating to any performance Award will be deemed to have been met upon the occurrence of any “change in control.”  For purposes of the 2010 Plan, unless otherwise specified in an Award agreement, a change in control means the occurrence of any of the following:

(i)           The acquisition by any person (as that term is used in the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of either (A) the then outstanding shares of our common stock (the “Outstanding Company Common Stock”), or (B) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), (the foregoing beneficial ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that the following acquisitions will not constitute or result in a change of control: (v) any acquisition directly from us; (w) any acquisition by us; (x) any acquisition by any person that as of the Effective Date owns beneficial ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any of our subsidiaries; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of clause (iii) below; or

(ii)          During any period of two consecutive years (not including any period prior to the Effective Date) individuals who constitute our Board of Directors on the Effective Date (the “Incumbent Board”), cease for any reason to constitute at least a majority of our Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our Board of Directors; or

(iii)         Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving us or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity by us or any of our subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of our common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any employee benefit plan (or related trust) of ours or such corporation resulting from such Business Combination or any person that as of the Effective Date owns beneficial ownership of a Controlling Interest) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board of directors, providing for such Business Combination; or

(iv)         Approval by our stockholders of our complete liquidation or dissolution.

Amendment and Termination

Our Board of Directors may amend, alter, suspend, discontinue or terminate the 2010 Plan or the Committee’s authority to grant Awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted.  Thus, stockholder approval may not necessarily be required for every amendment to the 2010 Plan which might increase the cost of the 2010 Plan or alter the eligibility of persons to receive Awards.  Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our Board of Directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable.  Unless earlier terminated by our Board of Directors, the 2010 Plan will terminate at the earliest of (a) such time as no shares of our common stock remain available for issuance under the 2010 Plan, (b) termination of the 2010 Plan by our Board of Directors, or (c) the 10th anniversary of the Effective Date of the 2010 Plan.  Awards outstanding upon expiration of the 2010 Plan will remain in effect until they have been exercised or terminated, or have expired.

Federal Income Tax Consequences of Awards

The 2010 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

On exercise of a nonqualified stock option granted under the 2010 Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired on exercise of the option over the exercise price.  If the optionee is our or our Related Entities’ employee, that income will be subject to the withholding of federal income tax.  The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

If an optionee pays for shares of stock on exercise of an option by delivering shares of our stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them.  The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash.  If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered.  The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

We will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Incentive Stock Options

The 2010 Plan provides for the grant of stock options that qualify as “incentive stock options” as defined in Section 422 of the Code.  Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO.  In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised (the “Required Holding Period”), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period (a “Disqualifying Disposition”), the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price.  If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale.  If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares.  This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised.  If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment with respect to that share.  If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year.  In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period.  However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock.  If, however, the stock is non-vested when it is received under the 2010 Plan (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock.  A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.  Upon the disposition of any stock received as a stock award under the 2010 Plan, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.

Stock Appreciation Rights

We may grant SARs separate from any other award (“Stand-Alone SARs”), or in tandem with options (“Tandem SARs”), under the 2010 Plan.  Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.  If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs.  If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e.,  the recipient will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.

In general, there will be no federal income tax deduction allowed to us upon the grant or termination of Stand-Alone SARs or Tandem SARs.  Upon the exercise of either a Stand-Alone SAR or a Tandem SAR, however, we will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received.  We generally will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.

Section 162 Limitations

Section 162(m) to the Code, generally disallows a public company’s tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994.  Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it.  We intend that Awards granted to employees under the 2010 Plan whom the Committee expects to be covered employees at the time a deduction arises in connection with such options, may, if and to the extent so intended by the Committee, be granted in a manner that will qualify as such “performance-based compensation,” so that such Awards would not be subject to the Section 162(m) deductibility cap of $1 million.  Future changes in Section 162(m) or the regulations thereunder may adversely affect our ability to ensure that Awards under the 2010 Plan will qualify as “performance-based compensation” that is fully deductible by us under Section 162(m).

Section 409A

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans,” including new rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health.  These new rules generally apply with respect to deferred compensation that becomes earned and vested on or after January 1, 2005.  If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable.  The tax imposed as a result of these new rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income.  Some of the Awards to be granted under the 2010 Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, discounted stock  options, deferred stock and SARs that are not payable in shares of our company stock.  It is our company’s intention that any award agreement that will govern Awards subject to Section 409A will comply with these new rules.

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete.  In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change.  Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult his tax adviser as to the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.

New Plan Benefits

Benefits obtained by participants under the 2010 Plan are made on a discretionary basis.  Accordingly, it is not possible to determine the benefits that will be received by participants under the 2010 Plan once it is approved and adopted.

Approval by Our Stockholders of the 2010 Plan

Approval of the 2010 Plan will require the affirmative vote of a majority of the outstanding share of our common stock present in person or represented by proxy at the meeting for the transaction of business, assuming that a quorum is present in person or represented by proxy at the meeting for the transaction of business.  If our stockholders approve the 2010 Plan, no Awards may be made under the Prior Plan after the Effective Date.  However, awards made under the Prior Plan prior to the Effective Date will continue to be governed by the terms of the Prior Plan.  In the event our stockholders do not approve the proposal to approve and adopt the 2010 Plan at the meeting, the 2010 Plan will not become effective and the Prior Plan will continue in effect until its termination in accordance with its terms.

AUDITOR FEES AND SERVICES

The firm of McGladrey & Pullen, LLP, an independent registered public accounting firm, has audited the financial statements of our company for the fiscal year ended December 31, 2009.  Our Audit Committee has selected McGladrey & Pullen, LLP to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2010.  We anticipate that representatives of McGladrey & Pullen, LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Our Audit Committee has considered whether the provision of non-audit services by our auditor is compatible with maintaining the auditor’s independence.

Audit Fees

The aggregate fees billed to our company by McGladrey & Pullen, LLP for the fiscal years ended December 31, 2008 and 2009 are as follows:

	2008	2009
Audit Fees	$135,000	$175,000
Audit-Related Fees	$79,350	$310,035
Tax Fees	$4,100	$54,463
All Other Fees	$–	$–

Total	$218,450	$539,498

For purposes of the preceding table, the professional fees are classified as follows:

•	Audit Fees — Are fees for professional services for the audit of the consolidated financial statements included in our annual report on Form 10-K.

•
Audit-Related Fees — Are fees for assurance and related services that traditionally are performed by our independent registered public accounting firm.  Specifically, the fees were incurred for services rendered in connection with the filing of our S-1 during the fiscal year ended December 31, 2009, and quarterly reviews including $6,840 of out of pocket expenses.

•
Tax Fees — Are fees for all professional services including services relating to a cost segregation and relocation study performed by professional staff of our independent registered public accounting firm’s tax division except those services related to the audit of our financial statements including $463 of out of pocket expenses.

Audit Committee Pre-Approval Policy

Our Audit Committee has reviewed and approved all of the fees charged by our independent accountants. Our Audit Committee concluded that all services rendered during 2009 by our independent accountants were consistent with maintaining their respective independence.  As a matter of policy, we will not engage our primary independent accountants for non-audit services other than “audit-related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chairperson of the Audit Committee and presented to the full Board at its next regular meeting.  The policy also includes limits on hiring partners of, and other professionals employed by, our independent accountants to ensure that the SEC’s auditor independence rules are satisfied.

Under the policy, our Audit Committee must pre-approve all services provided by our independent accountants and fees charged for these services including an annual review of audit fees, audit-related fees, tax fees, and other fees with specific dollar value limits for each category of service.  Our Audit Committee will also consider and, if appropriate, approve specific engagements on a case-by-case basis that are not otherwise pre-approved.  Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the Audit Committee for approval.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR OUR  2010 ANNUAL
MEETING OF STOCKHOLDERS AND OUR 2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present nominees and proposals for consideration at upcoming stockholder meetings, provided that they comply with our bylaws and the rules and regulations promulgated by the SEC.

A stockholder who wished to present a proposal at our 2010 Annual Meeting of Stockholders must have submitted such proposal to us by October 25, 2010 if such stockholder wished for the proposal to be eligible for inclusion in this proxy statement and form of proxy relating to our 2010 Annual Meeting of Stockholders.  In addition, under our bylaws, a stockholder who wished to nominate a person to our Board of Directors at our 2010 Annual Meeting of Stockholders (but not include such nomination in our proxy statement) or who wished to make a proposal with respect to any other matter at our 2010 Annual Meeting of Stockholders (but not include such proposal in our proxy statement) must have delivered written notice to the Secretary of our company containing the required information by October 21, 2010.

We currently expect to convene our 2011 Annual Meeting of Stockholders in the spring of 2011, which will be more than 30 days before the anniversary of our 2010 Annual Meeting of Stockholders.  In the event that the date of our 2011 Annual Meeting of Stockholders is moved more than 30 days from the date of our 2010 Annual Meeting of Stockholders, which we expect to occur, we will establish a deadline a reasonable time prior to printing and mailing our proxy materials for our 2011 Annual Meeting of Stockholders for a stockholder wishing to present a proposal at our 2011 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement and form of proxy relating to our 2011 Annual Meeting of Stockholders.  In addition, under our bylaws, a stockholder wishing to nominate a person to our Board of Directors at our 2011 Annual Meeting of Stockholders (but not include such nomination in our proxy statement) or wishing to make a proposal with respect to any other matter at our 2011 Annual Meeting of Stockholders (but not include such proposal in our proxy statement) must provide notice of such nomination or proposal to us not earlier than the 120th day prior to that meeting and not later than the 90th day prior to that meeting or the 10th day following the day on which public announcement of the date of that meeting is first made by us.  We will announce the date of the 2011 Annual Meeting of Stockholders, once it is determined, in accordance with our bylaws and the rules and regulations promulgated by the SEC.

OTHER MATTERS

Except as discussed in this proxy statement, our Board of Directors does not know of any matters that are to be properly presented at the meeting other than those stated in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement.  If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote thereon in accordance with their best judgment.  Moreover, our Board of Directors reserves the right to adjourn or postpone the meeting for failure to obtain a quorum, for legitimate scheduling purposes or based on other circumstances that, in our Board of Directors’ belief, would cause such adjournments or postponements to be in the best interests of all of our stockholders.

Dated:  November 9, 2010

APPENDIX A

VITACOST.COM INC.

2010 INCENTIVE COMPENSATION PLAN

1.           Purpose.  The purpose of this VITACOST.COM INC. 2010 INCENTIVE COMPENSATION PLAN (the “Plan”) is to assist Vitacost.com Inc., a Delaware corporation (the “Company”) and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's shareholders, and providing such persons with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value.

2.           Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a)           “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Deferred Stock Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(b)           “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c)           “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof.  If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(d)           “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e)           “Board” means the Company's Board of Directors.

(f)           “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement.  In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity.  The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g)           “Change in Control” means a Change in Control as defined in Section 9(b) of the Plan.

(h)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i)            “Committee” means a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee.  While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of  Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(j)            “Consultant” means any Person (other than an Employee or a Director, solely with respect to rendering services in such Person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(k)           “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider.  Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement).  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(l)            “Covered Employee” means the Person who, as of the end of the taxable year, either is the principal executive officer of the Company or is serving as the acting principal executive officer of the Company, and each other Person whose compensation is required to be disclosed in the Company’s filings with the Securities and Exchange Commission by reason of that person being among the three highest compensated officers of the Company as of the end of a taxable year, or such other person as shall be considered a “covered employee” for purposes of Section 162(m) of the Code.

(m)          “Deferred Stock” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares or a combination thereof, at the end of a specified deferral period.

(n)           “Deferred Stock Award” means an Award of Deferred Stock granted to a Participant under Section 6(e) hereof.

(o)           “Director” means a member of the Board or the board of directors of any Related Entity.

(p)           “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(q)           “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(r)            “Effective Date” means the effective date of the Plan, which shall be December 9, 2010.

(s)           “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity.  The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options.  An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(t)           “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity.  The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(u)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(v)           “Fair Market Value” means the fair market value of Shares, Awards or other property as determined by the Committee, or under procedures established by the Committee.  Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined (or as of such later measurement date as determined by the Committee on the date the Award is authorized by the Committee), or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(w)          “Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement.  In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant's duties or responsibilities as assigned by the Company or a Related Entity, or any other action by the Company or a Related Entity which results in a material diminution in such duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; or (iii) the Company's or Related Entity’s requiring the Participant to be based at any office or location outside of fifty (50) miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities.

(x)           “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(y)           “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(z)           “Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii) hereof.

(aa)        “Listing Market” means the Nasdaq Market or any other national securities exchange on which any securities of the Company are listed for trading.

(bb)        “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(cc)         “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(dd)        “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(ee)         “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ff)          “Performance Award” means any Award of Performance Shares or Performance Units granted pursuant to Section 6(h) hereof.

(gg)        “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(hh)        “Performance Share” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(ii)           “Performance Unit” means any grant pursuant to Section 6(h) hereof of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(jj)           “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(kk)         “Prior Plan” means the Vitacost.com Inc. 2007 Stock Award Plan, as amended.                                    .

(ll)           “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, in which the Company  or a Subsidiary holds a  substantial ownership interest, directly or indirectly.

(mm)      “Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(nn)        “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(oo)        “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(pp)        “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(qq)        “Shares” means the shares of common stock of the Company and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(rr)          “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(ss)         “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or fifty percent (50%) or more of the assets on liquidation or dissolution.

(tt)          “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

3.           Administration.

(a)           Authority of the Committee.  The Plan shall be administered by the Committee, except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board.  The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.  In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants.

(b)          Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act, (ii) with respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m), to the extent necessary in order for such Award to so qualify; and (iii) with respect to any Award to an Independent Director.  Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Eligible Persons, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and shareholders.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  The Committee may delegate to officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify.  The Committee may appoint agents to assist it in administering the Plan.

(c)          Limitation of Liability.  The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company's independent auditors, Consultants or any other agents assisting in the administration of the Plan.  Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.           Shares Subject to Plan.

(a)          Limitation on Overall Number of Shares Available for Delivery Under Plan.  Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be Six Million (6,000,000), plus any Shares remaining available for delivery under the Prior Plan on the Effective Date of the Plan.  Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)          Application of Limitation to Grants of Awards..  No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards.  The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c)          Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i)           If any Awards are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to Awards under the Plan, subject to Section 4(c)(iv) below.

(ii)          In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such option or other award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

(iii)         Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period.  Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its shareholders, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan; if and to the extent that the use of such Shares would not require approval of the Company’s shareholders under the rules of the Listing Market.

(iv)         Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(v)          Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be Six Million (6,000,000) Shares, plus any Shares remaining available for delivery under the Prior Plan on the Effective Date of the Plan.

(d)          No Further Awards Under Prior Plan.  In light of the adoption of this Plan, no further awards shall be made under the Prior Plan after the Effective Date.

5.           Eligibility; Per-Person Award Limitations.  Awards may be granted under the Plan only to Eligible Persons.  Subject to adjustment as provided in Section 10(c), in any fiscal year of the Company during any part of which the Plan is in effect, no Participant may be granted (i) Options or Stock Appreciation Rights with respect to more than Two Million (2,000,000) Shares or (ii) Restricted Stock, Deferred Stock, Performance Shares and/or Other Stock-Based Awards with respect to more than Two Million (2,000,000) Shares.  In addition, the maximum dollar value payable to any one Participant with respect to Performance Units is (x) $2,500,000 with respect to any twelve (12) month Performance Period (pro-rated for any Performance Period that is less than twelve (12) months based upon the ratio of the number of days in the Performance Period as compared to three hundred sixty five (365)), and (y) with respect to any Performance Period that is more than twelve (12) months, $5,000,000.

6.           Specific Terms of Awards.

(a)         General.  Awards may be granted on the terms and conditions set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award.  Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.  Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b)         Options.  The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i)           Exercise Price.  Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not, in the case of Incentive Stock Options, be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option.  If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date such Incentive Stock Option is granted.

(ii)          Time and Method of Exercise.  The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii)         Incentive Stock Options.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.  Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification.  Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A)           the Option shall not be exercisable for more than ten (10) years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five (5) years from the date of grant; and

(B)           The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

(c)         Stock Appreciation Rights.  The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i)           Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee.  The grant price of a Stock Appreciation Right  shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right.

(ii)          Other Terms.  The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii)         Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option.  Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option.  In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d)         Restricted Stock Awards.  The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i)           Grant and Restrictions.  Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period.  The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.  The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter.  Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).  During the period that the Restriction Stock Award is subject to a risk of forfeiture, subject to Section 10(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii)          Forfeiture.  Except as otherwise determined by the Committee, upon termination of a Participant's Continuous Service during the applicable Restriction Period, the Participant's Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii)         Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)         Dividends and Splits.  As a condition to the grant of a Restricted Stock Award, the Committee may require or permit a Participant to elect that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock or applied to the purchase of additional Awards under the Plan.  Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e)         Deferred Stock Award.  The Committee is authorized to grant Deferred Stock Awards to any Eligible Person on the following terms and conditions:

(i)           Award and Restrictions.  Satisfaction of a Deferred Stock Award shall occur upon expiration of the deferral period specified for such Deferred Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant).  In addition, a Deferred Stock Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine.  A Deferred Stock Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter.  Prior to satisfaction of a Deferred Stock Award, a Deferred Stock Award carries no voting or dividend or other rights associated with Share ownership.

(ii)          Forfeiture.  Except as otherwise determined by the Committee, upon termination of a Participant's Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Award), the Participant's Deferred Stock Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Deferred Stock Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Deferred Stock Award.

(iii)         Dividend Equivalents.  Unless otherwise determined by the Committee at the date of grant, any Dividend Equivalents that are granted with respect to any Deferred Stock Award shall be either (A) paid with respect to such Deferred Stock Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.  The applicable Award Agreement shall specify whether any Dividend Equivalents shall be paid at the dividend payment date, deferred or deferred at the election of the Participant.  If the Participant may elect to defer the Dividend Equivalents, such election shall be made within thirty (30) days after the grant date of the Deferred Stock Award, but in no event later than twelve (12) months before the first date on which any portion of such Deferred Stock Award vests.

(f)          Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act.  Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g)         Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments.  Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award.  The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.  Any such determination by the Committee shall be made at the grant date of the applicable Award.

(h)         Performance Awards.  The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8 if and to the extent that the Committee shall, in its sole discretion, determine that an Award shall be subject to those provisions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than twelve (12) months nor longer than five (5) years.  Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period.  The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8(b), or in the case of an Award that the Committee determines shall not be subject to Section 8 hereof, any other criteria that the Committee, in its sole discretion, shall determine should be used for that purpose.  The amount of the Award to be distributed shall be conclusively determined by the Committee.  Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

(i)          Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan.  Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan.  The Committee shall determine the terms and conditions of such Awards.  Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7.           Certain Provisions Applicable to Awards.

(a)          Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity.  Such additional, tandem, and substitute or exchange Awards may be granted at any time.  If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award.  In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in compliance with Section 409A of the Code.

(b)         Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten (10) years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

(c)         Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant.  Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with applicable law and all applicable rules of the Listing Market, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code.  Subject to Section 7(e) hereof, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control).  Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price.  Installment or deferred payments may be required by the Committee (subject to Section 7(e) of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee.  The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d)         Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant).  Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e)         Code Section 409A.

(i)           The Award Agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan (as hereinafter defined), and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii)          If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A)           Payments under the Section 409A Plan may not be made earlier than the first to occur of (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeble emergency”;

(B)           The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C)           Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D)           In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six (6) months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.  The Company does not make any representation to the Participant that any Awards awarded under this Plan will be exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless any Participant or Beneficiary for any tax, additional tax, interest or penalties that any Participant or Beneficiary may incur in the event that any provision of this Plan, any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

(iii)           Notwithstanding the foregoing, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

8.           Code Section 162(m) Provisions.

(a)           Covered Employees. Unless otherwise specified by the Committee, the provisions of this Section 8 shall be applicable to any Performance Award granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee.

(b)           Performance Criteria.  If a Performance Award is subject to this Section 8, then the payment or distribution thereof or the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals.  Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.”  One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria), shall be used by the Committee in establishing performance goals for such Awards: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the Fair Market Value of a Share.  Any of the above goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are comparable to the Company.  In determining the achievement of the performance goals, the Committee shall exclude the impact of any (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) change in accounting standards required by generally accepted accounting principles.

(c)           Performance Period; Timing For Establishing Performance Goals.  Achievement of performance goals in respect of Performance Awards shall be measured over a Performance Period no shorter than twelve (12) months and no longer than five (5) years, as specified by the Committee.  Performance goals shall be established not later than ninety (90) days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d)          Adjustments.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8.  The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

(e)          Committee Certification.  No Participant shall receive any payment under the Plan that is subject to this Section 8 unless the Committee has certified, by resolution or other appropriate action in writing, that the performance criteria and any other material terms previously established by the Committee or set forth in the Plan, have been satisfied to the extent necessary to qualify as "performance based compensation" under Section 162(m) of the Code.

9.           Change in Control.

(a)          Effect of “Change in Control.”  If and only to the extent provided in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement, or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently, upon the occurrence of a “Change in Control,” as defined in Section 9(b):

(i)           Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof.

(ii)          Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Deferred Stock Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

(iii)         With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, deem such performance goals and conditions as having been met as of the date of the Change in Control.

(b)          Definition of “Change in Control”.  Unless otherwise specified in any employment agreement between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i)           The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a "Controlling Interest"); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute or result in a Change in Control:  (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

(ii)          During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)         Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Related Entities, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Related Entities (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)         Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

10.         General Provisions.

(a)           Compliance With Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)           Limits on Transferability; Beneficiaries.  No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon).  A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)           Adjustments.

(i)           Adjustments to Awards.  In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

(ii)           Adjustments in Case of Certain Transactions.  In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (b) the assumption or substitution for the outstanding Awards by the surviving entity or its parent or subsidiary, (c) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (d) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction).  The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) at a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction).  A Participant may condition his exercise of any Awards upon the consummation of the transaction.

(iii)          Other Adjustments.  The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted pursuant to Sections 6(h) and 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.  Adjustments permitted hereby may include, without limitation, increasing the exercise price of Options and Stock Appreciation Rights, increasing performance goals, or other adjustments that may be adverse to the Participant.

(d)           Taxes.  The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e)           Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee's authority to grant Awards under the Plan, without the consent of shareholders or Participants except that any amendment or alteration to the Plan shall be subject to the approval of the Company's shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award.  The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.

(f)           Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person's or Participant's Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company in accordance with the terms of an Award.  None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award.  Neither the Company nor any of the Company’s officers, directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(g)           Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company's obligations under the Plan.  Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.  The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(h)           Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Section 162(m) of the Code.

(i)           Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award.  The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)           Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

(k)           Non-U.S. Laws.  The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(l)           Plan Effective Date and Shareholder Approval; Termination of Plan.  The Plan shall become effective on the Effective Date, subject to subsequent approval, within twelve (12) months of its adoption by the Board, by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable  requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan.  Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event the shareholder approval is not obtained.  The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth (10th) anniversary of the Effective Date.  Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated, or have expired.

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▼ FOLD AND DETACH HERE ▼

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL TWO.**
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.**

Please mark your votes as indicated in this example ☒

1. PROPOSAL ONE: ELECTION OF DIRECTORS:

| Nominees: | FOR ALL | WITHHOLD FOR ALL | FOR ALL EXCEPT (See Instructions below) |
|---|---|---|---|
| 01) Christopher S. Gaffney<br>02) Jeffrey J. Horowitz<br>03) Mark A. Jung<br>04) Michael A. Kumin<br>05) Michael Sheridan<br>06) Jeffrey M. Stibel<br>07) Robert G. Trapp, M.D. | ☐ | ☐ | ☐ |

**INSTRUCTIONS:** To withhold authority for any individual nominee(s), mark "FOR ALL EXCEPT" and write the number(s) of the nominee(s) on the line below.

______________________________________________

| | FOR | AGAINST | ABSTAIN |
|---|---|---|---|
| 2. PROPOSAL TWO: TO APPROVE AND ADOPT THE VITACOST.COM INC. 2010 INCENTIVE COMPENSATION PLAN. | ☐ | ☐ | ☐ |

and upon such matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

**This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the named directors nominated by the Company's Board of Directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified, FOR the approval of the Vitacost.com Inc. 2010 Incentive Compensation Plan and as said proxies deem advisable on such other matters as may come before the meeting.**

Mark Here for Address Change or Comments SEE REVERSE ☐

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property both stockholders should sign).

**Share Owner sign here**________________________ **Co-Owner sign here**________________________ **Date:**____________

# ANNUAL MEETING OF STOCKHOLDERS OF

# VITACOST.COM INC.

## DECEMBER 9, 2010

## NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at — http://investor.vitacost.com

| |
|---|
| Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. |

▼ FOLD AND DETACH HERE ▼

**2010 ANNUAL MEETING OF STOCKHOLDERS**
**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**

The undersigned, a record holder of shares of common stock, par value $0.00001 per share, of VITACOST.COM INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated November 9, 2010, and hereby appoints Jeffrey J. Horowitz and Mary L. Marbach, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of the Company, to be held on Thursday, December 9, 2010, at 8:30 a.m., local time, at our facility located at 840 Pilot Road, Las Vegas, Nevada, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of the Company's common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment(s) or postponement(s) thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

| **Address Change/Comments**<br>(Mark the corresponding box on the reverse side) |
|---|
| |

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

**PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.**

**CONTINUED AND TO BE SIGNED ON REVERSE SIDE.**

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85825